UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DELEK US HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
To Our Stockholders:
Notice is hereby given that the 2011 Annual Meeting of Stockholders of Delek US Holdings, Inc. (the “Company”) will be held on Tuesday, May 3, 2011 at 2:00 p.m., central daylight saving time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, for the following purposes:
(1)	To elect eight directors to serve until the 2012 Annual Meeting and until their respective successors are elected and have been qualified;
(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year;
(3)	To conduct an advisory vote on the Company’s executive compensation program for named executive officers as described in this Proxy Statement;
(4)	To conduct an advisory vote on how frequently the advisory vote on the Company’s executive compensation program for named executive officers should be presented to our stockholders; and

(5)	To transact any other business properly brought before the meeting.
Additional information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record of the Company’s Common Stock as of the close of business on March 10, 2011, are entitled to notice of, and to vote at, the meeting. You are cordially invited to attend the meeting in person.
Whether or not you plan to attend the Annual Meeting in person, please mark your votes, then date and sign the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person if you wish to do so.

By Order of the Board of Directors,

Kent B. Thomas General Counsel and Secretary

Delek US Holdings, Inc. 7102 Commerce Way Brentwood, Tennessee 37027 April 1, 2011
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 3, 2011
Our proxy statement and Annual Report to Stockholders for our 2010 fiscal year are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy.

QUESTIONS AND ANSWERS	1

PROPOSAL 1: Election of Directors	4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	7

EQUITY COMPENSATION PLAN INFORMATION	7

CORPORATE GOVERNANCE	8

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	13

EXECUTIVE COMPENSATION	15

AUDIT COMMITTEE REPORT	31

RELATIONSHIP WITH INDEPENDENT AUDITORS	31

PROPOSAL 2: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2011	32

PROPOSAL 3: Advisory Vote on Our Executive Compensation	32

PROPOSAL 4: Advisory Vote on How Frequently the Advisory Vote on Executive Compensation Should Be Presented	33

STOCKHOLDER PROPOSALS	34

ii

DELEK US HOLDINGS, INC.
7102 COMMERCE WAY
BRENTWOOD, TENNESSEE 37027
ANNUAL MEETING OF STOCKHOLDERS
MAY 3, 2011
PROXY STATEMENT
QUESTIONS AND ANSWERS
1. Why am I receiving these materials? This Proxy Statement and enclosed form of proxy (first mailed to stockholders on or about April 1, 2011) are furnished in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. The Annual Meeting will be held on May 3, 2011 at 2:00 p.m., central daylight saving time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.
2. What is the purpose of the Annual Meeting? The Annual Meeting is being held: (1) to elect eight directors, each to serve for a term of one year until the Annual Meeting of Stockholders in 2012 and until the election and qualification of his successor or earlier termination of service; (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; (3) to conduct an advisory vote on our executive compensation program for our named executive officers as described in this Proxy Statement; (4) to conduct an advisory vote on how frequently the advisory vote on our executive compensation program for our named executive officers should be presented to our stockholders; and (5) to transact such other business as may properly be brought before the meeting or at any adjournment thereof. We will also discuss our business and be available for your questions, comments and discussion.
3. How may I obtain the Company’s Annual Report for the fiscal year ended December 31, 2010? A copy of our Annual Report to Stockholders and Annual Report on United States Securities and Exchange Commission (“SEC”) Form 10-K accompany this Proxy Statement. These documents are also available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy. A copy of these documents (which include our financial statements for the year ended December 31, 2010) may also be obtained from us upon written request. Please refer to question 20 below for information on how to request additional information from us.
4. Who may attend the Annual Meeting? Stockholders of record as of the close of business on March 10, 2011 (the “record date”), or their duly appointed proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of their brokerage statement reflecting their ownership of our common stock, $0.01 par value (“Common Stock”), as of the record date.
5. Who is entitled to vote? Holders of record of our Common Stock at the close of business on the record date are entitled to vote at the Annual Meeting. On the record date, 54,428,495 shares of common stock were issued and outstanding. The common stock is our only outstanding class of voting securities. Each stockholder is entitled to one vote per share of our common stock that he, she or it holds. If you attend the Annual Meeting, you may vote in person. Votes submitted by proxy card and received by our transfer agent on or before 11:59 p.m. (eastern time) on May 2, 2011 will be counted. Only votes submitted in person at the Annual Meeting will be counted after that time.
6. Who is soliciting my vote? Your vote is being solicited by our Board of Directors. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

7. How does the Board of Directors recommend that I vote? The Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors, “FOR” the ratification of our independent registered public accounting firm, “FOR” the adoption of the advisory resolution approving our executive compensation program for our named executive officers and “FOR” the presentation of an advisory vote on our executive compensation program for named executive officers every three years.
8. How will voting on any other business be conducted? Although we do not know of any business to be considered at the 2011 Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to Ezra Uzi Yemin, our President and Chief Executive Officer, and Mark B. Cox, our Executive Vice President and Chief Financial Officer, to vote your shares on such matters at their discretion.
9. What is the difference between a “stockholder of record” and a “street name” holder? These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AmStock”), you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
10. How do I vote my shares if I am a stockholder of record? Enclosed is a proxy card for the shares of stock held by you on the record date. You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for directors, “FOR” the ratification of our independent registered public accounting firm, “FOR” the adoption of the advisory resolution approving our executive compensation program for named executive officers and “FOR” the resolution approving the presentation to our stockholders of an advisory vote on our executive compensation program for named executive officers every three years.
11. How do I vote my shares if they are held in street name? If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.
12. Can I revoke or change my vote? Yes. You may revoke or change your vote by: (a) notifying our Secretary in writing on or before 11:59 p.m. (eastern time) on May 2, 2011; (b) submitting a later-dated and timely proxy card by mail on or before 11:59 p.m. (eastern time) on May 2, 2011; or (c) voting in person at the meeting (if your shares are registered directly in your name on our books and not held through a broker, bank, or other nominee). The latest-dated, timely, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.
13. Who will count the vote? Representatives of our transfer agent, AmStock, will count the vote and act as the inspector and judge of the election.
14. Is my vote confidential? Proxy cards, ballots and voting tabulations that identify individual stockholders are returned directly to AmStock and are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed to us except: (a) as needed to permit AmStock to tabulate and certify the vote; (b) as required by law; or (c) in limited circumstances such as a proxy contest in opposition to the Board of Directors. Additionally, all comments written on the proxy card or elsewhere will be forwarded to us, but your identity will be kept confidential unless you specifically ask that your name be disclosed.
15. What does it mean if I get more than one proxy card? If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.
16. What is a “quorum”? A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the Annual Meeting to be held. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

17. What are the voting requirements to approve each proposal? Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected. To approve the proposals to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and to approve, on an advisory basis, our executive compensation program for our named executive officers as described in this Proxy Statement, a majority of the shares present or voting at the meeting must vote in favor of each proposal. A plurality of votes cast by holders of shares entitled to vote is required to approve, on an advisory basis, the frequency of the advisory vote on our executive compensation program for our named executive officers. We are a controlled company under the rules and regulations of the New York Stock Exchange (the “NYSE”). At the close of business on the record date, approximately 73% of our outstanding Common Stock was controlled by Delek Group, Ltd. (“Delek Group”), a conglomerate that is domiciled and publicly traded in Israel. Delek Group has advised us that it intends to vote all of the shares of Common Stock controlled by it in accordance with the recommendations of the Board of Directors on each of the items of business listed above.
18. What is the effect of abstentions, withheld votes and broker non-votes? Abstentions and instructions on the accompanying proxy card to withhold authority to vote will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes. However, the number of votes otherwise received will not be reduced by such action.
“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under NYSE rules, NYSE-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on non-routine matters. Since the ratification of Ernst & Young LLP is considered a routine matter, a broker may turn in a proxy card voting shares at their discretion and without receiving instructions from you. The election of directors, the advisory vote pertaining to our executive compensation program for our named executive officers and the advisory vote pertaining to the frequency of the advisory vote on our executive compensation program for our named executive officers are non-routine matters, and, therefore, a broker does not have discretionary authority to vote on these matters.
Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.
19. Can I change the number of copies of the Annual Meeting materials that I receive? Yes. If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report, Form 10-K, Notice of Annual Meeting to Stockholders, Notice of Internet Availability of Proxy Materials and Proxy Statement. We will promptly deliver a separate copy to any stockholder upon written or oral request to our Secretary, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, (615) 771-6701 or by sending an e-mail to ir@DelekUS.com. If you share an address with another stockholder and (i) would like to receive multiple copies of these documents in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household, in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.
20. How can I obtain additional information about Delek US Holdings, Inc.? Copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2010 and our other annual, quarterly and current reports we file with SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.DelekUS.com. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed electronically with the SEC and are available at the SEC’s website, www.sec.gov. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. The investor relations page of our website contains our press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings. The information posted on our website is not incorporated into this Proxy Statement.

PROPOSAL 1
ELECTION OF DIRECTORS
At the Annual Meeting, eight directors are to be elected to hold office until the 2012 Annual Meeting and until their successors are elected and have been qualified or earlier termination of service. Each of the following individuals is a nominee for election to our Board of Directors: Ezra Uzi Yemin, Asaf Bartfeld, Gabriel Last, Aharon Kacherginski, Shlomo Zohar, Carlos E. Jordá, Charles H. Leonard, and Philip L. Maslowe. Directors will be elected to serve for a one year term expiring at our Annual Meeting in 2012 and until their respective successors are elected and have been qualified. All director nominees are currently serving on our Board of Directors. The Board of Directors has determined that each of Messrs. Jordá, Leonard, Maslowe and Zohar qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.
We believe that each director nominee will be able to stand for election. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board of Directors. If you do not wish your shares to be voted for any one or more of the nominees, you may so indicate when you vote. The persons named in the enclosed proxy intend to vote the proxy for the election of each of the eight nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees.
Each nominee elected as a director will continue in office until his successor has been elected and qualified, or until earlier termination of his or her service.
The age, principal occupation and certain other information for each director nominee are set forth below.
Ezra Uzi Yemin, age 42, has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek — The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with CLAL Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance. The Board believes that Mr. Yemin’s service on the Board provides it with important interaction with, and access to, management’s principal policy maker that facilitates the Board’s development and implementation of Company policies.
Asaf Bartfeld, age 59, has served as one of our directors since January 2002. Mr. Bartfeld has served as the president and chief executive officer of Delek Group since September 2003. Since July 2001, he has served as managing director of Delek Investments and Properties Ltd., one of our affiliated entities. Mr. Bartfeld also serves on the board of directors of several of our affiliated entities, including Delek Group. The Board believes that Mr. Bartfeld’s service on the Board provides it with important interaction with, and access to, the principal executive officer of the Company’s controlling stockholder. Mr. Bartfeld’s membership on the Board brings the perspectives of our controlling stockholder and the principal executive officer of a publicly traded company to Board discussions.
Aharon Kacherginski, age 73, has served as one of our directors since May 2010. Mr. Kacherginski has served as an independent financial consultant since 2002. Mr. Kacherginski is the chairman of the Board of Directors of Delek Real Estate, Ltd., ELAD Israel Residence Ltd., Delek Belron International, Ltd. and D.N.N.M., Ltd. He is also a member of the following loan committees: Harel Insurance Company and The Israeli Credit Insurance Company — ICIC. Prior to 2002, Mr. Kacherginski was employed at various executive level positions with Israel Discount Bank, Bank Leumi and Union Bank of Israel, Ltd. Mr. Kacherginski holds bachelor’s degrees in economics, political science and business administration from Hebrew University in Jerusalem, Israel. He also holds a degree from the Sloan Master’s Program at the Stanford University Graduate School of Business. The Board believes that Mr. Kacherginski’s financial industry experience provides the Board with valuable expertise in the Company’s financial and business matters.

Shlomo Zohar, age 59, has served as one of our directors since May 2010. Mr. Zohar has served as a business advisor since January 2006. Between January 2006 and December 2009, Mr. Zohar served as a member and chairman of the Boards of Directors of Israel Discount Bank Ltd., Mercantile Discount Bank Ltd., Israel Discount Capital Markets & Investments Ltd. and Israel Credit Cards, Ltd. During this time, Mr. Zohar also served as a member and vice chairman of the Board of Directors of Israel Discount Bank of New York and as a member of the Board of Directors of Discount Bancorp, Inc. From 1990 through 2005, Mr. Zohar served as member of the Auditing Standards Committee and Internal Auditing Committee of the Institute of Certified Public Accountants in Israel. From 1980 through 2005, Mr. Zohar served as managing partner of Zohar, Zohar & Co., CPA where he was responsible for auditing financial statements for some of the largest corporations in Israel. The Board believes that Mr. Zohar’s financial industry experience provides the Board with valuable expertise in the Company’s financial and accounting matters.
Gabriel Last, age 64, has served as one of our directors since January 2002. In addition, since 2003, Mr. Last has served as the chairman of the board of Delek Group and currently serves on the board of directors of several of Delek Group’s other affiliated entities. Mr. Last served as the chief executive officer of Delek Group from 2001 to 2003. Between 1998 and 2001, Mr. Last was the Managing Director of Israeli Society of Insurance Companies and of Israeli Association of Life Insurance Companies Ltd. Mr. Last served as Vice Inspector General, Israeli Police Force from 1996 to 1998. Mr. Last also served on the board of Sinel Industries Ltd., an unaffiliated public company in Israel from December 2000 to July 2006. The Board believes that Mr. Last’s service on the Board provides it with important interaction with, and access to, the chairman of the board of directors of the Company’s controlling stockholder. Mr. Last’s membership on the Board brings the perspectives of our controlling stockholder and the chairman of the board of a publicly traded company to Board discussions.
Carlos E. Jordá, age 61, has served as one of our directors since May 2006. Mr. Jordá’s experience has been primarily based in the oil and energy sector. Mr. Jordá has advised clients on potential refining and marketing projects as an employee of Gaffney Cline and Associates since May 2009 and as a self-employed consultant from March 2003 until May 2009. From October 2000 to March 2003, Mr. Jordá served as the president of PDV America and the chairman of the board of directors of Citgo Petroleum Corporation, each affiliates of Petroleos de Venezuela, S.A., a Venezuela stock-owned petroleum company, where he directed joint ventures in the United States. The Board believes that Mr. Jordá’s energy industry experience provides the Board with valuable expertise in energy industry matters.
Charles H. Leonard, age 62, has served as one of our directors since May 2006. Mr. Leonard has served as chief financial officer since March 2009 and vice president since June 2010 of J.A.M. Distributing Company, a privately held provider of quality products and services in vertical markets centering on the fuel, oil and lubricants industries through its lubricant, fuel, automotive, marine, specialty and equipment divisions. From February 2008 until August 2008, Mr. Leonard served as executive vice president and chief financial officer of Landmark FBO, LLC, a privately held fixed base operator, including the related charter, aircraft sales, and maintenance assets for general aviation aircraft. From March 2006 to March 2007, Mr. Leonard served as the chief financial officer of EGL, Inc., a publicly traded company that provides transportation, supply chain management and information services. From September 2005 to December 2005, Mr. Leonard was the chief financial officer of, and from January 2006 to February 2006 was a consultant to, Transport Industries Holdings, Inc., a privately held transportation and logistics company. From September 1988 to July 2005, Mr. Leonard was employed by Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., a publicly traded master limited partnership, that owns and operates common carrier pipelines for the transportation of refined petroleum products, liquefied petroleum and natural gases, crude oil and petrochemicals. Mr. Leonard was responsible for the financial operations of the company and served in various capacities, including treasurer from 1996 to 2002, senior vice president commencing in 1990 and chief financial officer commencing in 1989. The Board believes that Mr. Leonard’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Philip L. Maslowe, age 64, has served as one of our directors since May 2006. Since May 2010, Mr. Maslowe has served as a member of the Board of Directors of NextMedia Group, Inc., a privately held out-of-home media company that owns and operates radio and outdoor advertising properties throughout the United States. Since January 2010, Mr. Maslowe has served as a member of the board of directors and audit committee chairman of United Site Services, a privately held provider of portable restroom services, temporary fence, storage, erosion control, power sweeping and other site services. Since January 2009, Mr. Maslowe has served as a member of the board of directors and as chairman of the audit committee of American Media, Inc., a privately held publisher of celebrity journalism and health and fitness magazines. From July 2008 to December 2009, Mr. Maslowe served as a member of the board of directors, audit committee chairman and member of the Special Committee to Sell the Company of Hilex Poly Co., LLC, a privately held manufacturer of plastic bag and film products. Since December 2004, Mr. Maslowe has served on the board of directors and the audit committee and as chairman of the human resources committee of NorthWestern Corporation, doing business as NorthWestern Energy, a publicly traded provider of electricity and natural gas. From March 2006 until February 2007, Mr. Maslowe served on the board of managers of Gate Gourmet Group Holdings LLC, a privately held provider of catering services to airlines. The Board believes that Mr. Maslowe’s retail industry experience provides the Board with valuable expertise in retail industry matters.
The Board of Directors recommends a vote “FOR” each of the above nominees.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 10, 2011, the beneficial ownership of our Common Stock by (i) each person known by us to own more than five percent of our Common Stock, (ii) all of our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors, director nominees and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 7102 Commerce Way, Brentwood, Tennessee 37027.

	Amount and Nature of Beneficial		Percentage of
Name and Address of Beneficial Owner*	Ownership of Common Stock (1)		Common Stock (2)
Delek Group Ltd. (3)	39,736,432		73.01%
Itshak Sharon (Tshuva) (4)	39,736,432		73.01%
Delek Petroleum Ltd. (3)	39,736,432		73.01%
Delek Hungary Holding Limited Liability Company (3)	39,389,869		72.37%
Clal Insurance Enterprises Holdings Ltd. (5)	3,486,379		6.41%
IDB Development Corporation Ltd. (5)	3,486,379		6.41%
IDB Holding Corporation Ltd. (5)	3,486,379		6.41%
Nochi Dankner (5)	3,486,379		6.41%
Shelly Bergman (5)	3,486,379		6.41%
Ruth Manor (5)	3,486,379		6.41%
Avraham Livnat (5)	3,486,379		6.41%
Ezra Uzi Yemin	810,479	(6)	1.49%
Gabriel Last	34,500		0.06%
Asaf Bartfeld	49,029		0.09%
Aharon Kacherginski	0		0.00%
Shlomo Zohar	0		0.00%
Carlos E. Jordá	8,506		0.02%
Charles H. Leonard	11,506		0.02%
Philip L. Maslowe	10,506		0.02%
Mark B. Cox	22,500		0.04%
Harry P. (Pete) Daily	34,477		0.06%
Igal Zamir	23,000		0.04%
Assaf Ginzburg	97,711		0.18%
All directors, director nominees and executive officers as a group (14 persons)	1,277,948	(6)	2.35%

*	Lynwood Gregory is omitted from the table because his employment with us terminated in September 2010 (prior to the measurement date).

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any shares of Common Stock when such person has the right to acquire them within 60 days after March 10, 2011 (the “measurement date”). For non-qualified stock options (“NQSOs”) and restricted stock units (“RSUs”), we report shares equal to the number of NQSOs or RSUs that are vested or that will vest within 60 days of the measurement date. For stock appreciation rights (“SARs”), we report the shares that would be delivered upon exercise of SARs that are vested or that will vest within 60 days of the measurement date (which is calculated by multiplying the number of SARs by the difference between the $11.58 fair market value of our Common Stock at the measurement date and the exercise price divided by $11.58). For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any shares which such person has the right to acquire within 60 days after the measurement date are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon 54,428,495 shares of Common Stock issued and outstanding on the measurement date.

(3)	Delek Group Ltd. (“Delek Group”) is the parent company of Delek Petroleum Ltd. (“Delek Petroleum”), which directly holds 346,563 shares. Delek Petroleum is the parent company of Delek Hungary Holding Limited Liability Company (“Delek Hungary”), which directly holds 39,389,869 shares. In addition to the shares directly held, each entity’s direct and indirect parent companies may be deemed to indirectly beneficially own the shares directly held by subsidiaries. Each entity disclaims beneficial ownership of the Common Stock beneficially owned by its subsidiaries except to the extent of its pecuniary interest therein. The address of Delek Group and Delek Petroleum is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel. The address of Delek Hungary is 1134 Budapest, Vaci ut 33, Hungary.

(4)	Mr. Sharon’s address is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel. As of the measurement date, Mr. Sharon beneficially owned approximately 64.5% of the outstanding equity and voting ordinary shares of Delek Group through corporations that he controls. Mr. Sharon may be deemed to be an indirect beneficial owner of the Common Stock beneficially owned by Delek Group. Mr. Sharon disclaims beneficial ownership of the Common Stock beneficially owned by Delek Group, except to the extent of his pecuniary interest therein.

(5)	Voting power over the 3,486,379 shares is shared between (a) Clal Insurance Enterprises Holdings Ltd., 48 Menachem Begin Street, Tel-Aviv 66180, Israel, (b) IDB Development Corporation Ltd., IDB Holding Corporation Ltd. and Nochi Dankner, The Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel, (c) Shelly Bergman, 9 Hamishmar Ha’Ezrachi Street, Afeka, Tel Aviv 69697, Israel, (d) Ruth Manor, 26 Hagderot Street, Savyon 56526, Israel and (e) Avraham Livnat, Taavura Junction, Ramle 72102, Israel. This information is as of December 31, 2010, and is based on a Schedule 13G/A filed by the beneficial owners on February 14, 2011.

(6)	Includes 166,470 shares of Common Stock that would have been delivered to Mr. Yemin on the measurement date upon the exercise of 640,440 SARs with base prices of $8.57. Does not include 537,600 SARs with base prices in excess of $11.58 that were vested on (or will vest within 60 days of) the measurement date because no shares of Common Stock would have been delivered to Mr. Yemin on the measurement date upon the exercise of such SARs.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require our executive officers and directors and persons who own more than ten percent of our Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership of our Common Stock and changes in their ownership with the SEC. Executive officers, directors and persons owning more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for or by those persons, we believe that, during the year ended December 31, 2010, all filing requirements applicable to our executive officers, directors and owners of more than ten percent of our Common Stock were met.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2010, regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Number of securities remaining
	Number of securities to be				available for future issuance under
	issued upon exercise of		Weighted-average exercise		equity compensation plans
	outstanding options, warrants		price of outstanding options,		(excluding securities reflected in
	and rights		warrants and rights		column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,674,684	(1)	$10.73	(2)	3,070,549	(1)(3)
Equity compensation plans not approved by security holders	n/a		n/a		n/a
TOTAL	1,674,684		$10.73		3,070,549

(1)	At December 31, 2010, 1,893,540 stock appreciation rights (“SARs”) outstanding under our 2006 Long-Term Incentive Plan (the “Plan”) were at base prices above the $7.28 fair market value of our Common Stock on that date. For purposes of column (a), we calculated the number of shares that would have been issued to settle all outstanding SARs at December 31, 2010. Because the number of shares to be issued upon the exercise of SARs is to be determined based on the difference between the base price of the SAR and the market price of our Common Stock at the date of exercise, 13,416 SARs are reflected in columns (a) and (c).

(2)	At December 31, 2010, 2,166,540 SARs were outstanding at a weighted average exercise price of $11.36.

(3)	Consists of the number of securities available for future issuance under the Plan as of December 31, 2010.

CORPORATE GOVERNANCE
Executive Officers of the Registrant
The following table sets forth the names, ages and positions of each of our current executive officers. Titles are held with Delek US Holdings, Inc. unless otherwise indicated.

Executive Officer	Age	Position
Ezra Uzi Yemin	42	President / Chief Executive Officer / Director
Mark B. Cox	52	Executive Vice President / Chief Financial Officer
Assaf Ginzburg	36	Executive Vice President
Frederec Green	45	Executive Vice President President / Chief Operating Officer of Delek Refining, Inc.
Igal Zamir	45	President of MAPCO Express, Inc.
Harry P. (Pete) Daily	62	Vice President / Chief Operating Officer of Delek Marketing & Supply, Inc.
Kent B. Thomas	42	General Counsel / Secretary
Set forth below is a brief description of the business experience of these executive officers.
Ezra Uzi Yemin has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek — The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with CLAL Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance.
Mark B. Cox is our executive vice president and chief financial officer, and has served in that capacity since joining us in September 2009. Mr. Cox’s duties also include oversight of our investor relations. From June 2007 until September 2009, Mr. Cox served as the Senior Vice President — Treasurer and Director of Investor Relations of Western Refining, Inc., a publicly traded refining company. Between 1994 and 2007, he was employed by Giant Industries, Inc., and served in various positions including Vice President, Executive Vice President, Treasurer, Chief Financial Officer and Assistant Secretary.
Assaf Ginzburg has served as our executive vice president since May 2009 and as vice president since February 2005. Since October 2007, Mr. Ginzburg has also served on the Board of Directors of Lion Oil Company (“Lion Oil”), a privately held company in which we hold a 34.6% equity interest and in which we have entered into an agreement to purchase an additional 53.7% equity interest. Prior to joining us in November 2004, Mr. Ginzburg served as a financial advisor from July 2001 to March 2003 for Swary-Yohman Financial Consultants, and from April 1999 to July 2001 for Itzhak Swary Ltd., two consulting firms in Israel. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001 and served as trustee of court for a large Israeli public company in 2003 and 2004.
Frederec Green has served as our executive vice president since May 2009 and has served as the president of Delek Refining, Inc. since March 2007 and its chief operating officer since May 2005. Mr. Green is the primary operational officer for our refining operations and is also vice president of Delek Marketing & Supply, Inc. Since October 2007, Mr. Green has also served on the Board of Directors of Lion Oil. Prior to joining us, from January 2004 to January 2005, Mr. Green operated Green Energy Advisors LLC, an independent consulting practice servicing commercial insurance carriers on petroleum refining and electrical matters. Mr. Green has 24 years experience in the refining industry working for UOP LLC, a refinery technology licensing firm, from 1987 to 1990 and Murphy Oil USA, Inc., from 1990 to 2004, where he served as a senior vice president during his last six years. Mr. Green has experience ranging from crude oil and feedstock supply, through all aspects of managing a refining business to product trading, transportation and sales.

Igal Zamir is the president of MAPCO Express, Inc., and has served in that capacity since joining us in June 2009. From 2006 until 2009, Mr. Zamir served as Chief Executive Officer of Metrolight, Ltd., a privately held Israeli corporation and global provider of proprietary energy saving solutions in High Intensity Discharge lighting systems. From 2004 until 2006, Mr. Zamir worked as an independent venture partner in Israel. From 1998 until 2004, Mr. Zamir served as Chief Executive Officer of Rostam Ltd., a privately held Israeli corporation and global provider of private label feminine hygiene products.
Pete Daily has served as the chief operating officer and a vice president of Delek Marketing & Supply, Inc. since September 2006. Since January 2007, Mr. Daily has also served as the vice president of wholesale marketing for Delek Refining, Inc., and a vice president of MAPCO Express, Inc. Mr. Daily’s duties include supervising the purchase and supply of fuels for our convenience stores, marketing the refined products from the Tyler, Texas refinery, and marketing our supply of refined products in west Texas. Mr. Daily has over 30 years of experience in marketing and supply of refined products. Mr. Daily served as the vice president of supply of MAPCO Express, Inc. from October 2001 until November 2004. Prior to rejoining us in September 2006, Mr. Daily worked for Truman Arnold Companies as vice president of wholesale marketing from November 2004 to September 2006, where his responsibilities included managing a wholesale marketing division with sales of petroleum products in 48 states. In connection with illegal insider trading allegations brought against him by the SEC in 2001, Mr. Daily consented, without admitting or denying the SEC’s allegations, to the entry of a civil judgment which permanently restrains and enjoins him from violating Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and required him to pay approximately $24,000 representing the disgorgement of profits and a one-time civil penalty.
Kent Thomas has served as our general counsel and secretary since joining us in August 2005. Mr. Thomas has more than fourteen years experience practicing law in Nashville, Tennessee. Prior to joining us, Mr. Thomas spent four years at Colbert & Winstead, PC of Nashville, Tennessee, with a practice focused on litigating employment, commercial and copyright disputes and providing transactional representation in the banking, transportation, entertainment, restaurant and alcoholic beverage retail industries.
The Board of Directors
At the date of this Proxy Statement, the Board of Directors consists of the following eight members: Ezra Uzi Yemin, Gabriel Last, Asaf Bartfeld, Aharon Kacherginski, Shlomo Zohar, Carlos E. Jordá, Charles H. Leonard and Philip L. Maslowe. All current directors have been nominated for election at the Annual Meeting to serve for one year terms expiring at our Annual Meeting of Stockholders in 2012.
The Board of Directors has determined that we are a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because Delek Group controls more than 50% of our voting power. As such, we rely on an exemption from the provisions of Section 303A.01 which would otherwise require our board of directors to be composed of a majority of independent directors. The Board of Directors has determined that each of Messrs. Jordá, Leonard, Maslowe and Zohar qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.
Under the NYSE’s listing standards, a director will not be deemed independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. Based upon information requested from and provided by each director and director nominee concerning his background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board of Directors has determined that each of our independent directors has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and is therefore independent under the NYSE’s listing standards and applicable SEC rules and regulations.
The Board of Directors held six meetings during 2010. Each of our directors attended at least seventy-five percent of the aggregate of all meetings of the Board and committees on which he served except for Messrs. Bartfeld and Last, who each attended four of the six Board meetings and did not serve on any Board committees. Although we have not adopted a policy with regard to board member attendance at Annual Meetings of our stockholders, five of our eight director nominees attended our Annual Meeting of Stockholders on May 4, 2010 in Franklin, Tennessee.

No director serves as chairman or lead director and the Board believes that the absence of such roles encourages equal participation and consideration of all perspectives. The Board oversees the Company’s annual enterprise risk management program and typically receives the report of management’s enterprise risk management committee each March upon completion of the program. In addition to the annual enterprise risk management program, the Audit Committee meets at least once per quarter during the year and discusses with management, the Company’s chief audit executive and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements.
The NYSE listing standards require our independent directors to meet at regularly scheduled executive sessions without management. Our independent directors intend to conduct such executive sessions in connection with each quarterly meeting of the Audit Committee in 2011. Mr. Maslowe will preside over all such sessions.
Communications with the Board of Directors
Stockholders or other interested parties who wish to communicate with any of our directors, any committee chairperson or the Board of Directors may do so by writing to the director, committee chairperson or the Board in care of the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. Communications received will be forwarded directly to the director to whom it is addressed. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chairperson or to all members of the Board.
Committees of the Board of Directors
The Board of Directors has standing Audit, Compensation and Incentive Plan Committees. All four members of our Audit and Incentive Plan Committees qualify as independent directors under applicable SEC rules and regulations and the rules of the NYSE. Only one of the three members of our Compensation Committee qualifies as an independent director. As a controlled company, we rely on an exemption from Section 303A.05 of the NYSE Listed Company Manual which would otherwise require our Compensation Committee to be composed entirely of independent directors.
As a controlled company, we also rely on an exemption from the provisions of Section 303A.04 of the NYSE Listed Company Manual which would otherwise require us to have a nominating/corporate governance committee. Because more than 50% of our voting power is controlled by Delek Group, our Board of Directors believes it is unnecessary to have a nominating/corporate governance committee or a committee performing the functions of this committee. The entire Board of Directors participates in the nomination of candidates for election to the Board of Directors in accordance with our Board of Directors Governance Guidelines, which is posted on our corporate website at www.DelekUS.com.
The Board of Directors is responsible for filling vacancies on the Board of Directors at any time during the year, and for nominating director nominees to stand for election at the Annual Meeting of stockholders. The Board of Directors does not generally utilize the services of search firms or consultants to assist in identifying and screening potential candidates. In accordance with our Board of Directors Governance Guidelines, the Board of Directors identifies individuals qualified to become directors and considers such factors as it deems appropriate, including the individual’s independence, education, experience, reputation, judgment, skill, integrity and industry knowledge. The Board considers the individual’s contribution to the Board’s overall diversity in the foregoing factors, the degree to which the individual’s qualities and attributes complement those of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and committees thereof. Directors should have experience in positions with a high degree of responsibility; be leaders in the organizations with which they are affiliated; and have the time, energy, interest and willingness to serve as a member of the Board of Directors. In determining fitness for service on the Board, the Board has no policy for considering racial or ethnic classifications, gender, religion or sexual orientation.
The Board of Directors will consider nominees for directors recommended by our stockholders and will evaluate each nominee using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations may write to the Board of Directors in care of the Secretary at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.

Audit Committee
The Audit Committee consists of Messrs. Maslowe (chairman), Leonard, Jordá and Zohar. The composition of the Audit Committee originally consisted of Messrs. Maslowe, Leonard and Jordá and did not change from its inception in May 2006 through March 7, 2011. On March 7, 2011, the Audit Committee recommended that Mr. Zohar join the committee, and the Board of Directors appointed Mr. Zohar to the committee on March 8, 2011. The Audit Committee met four times during 2010.
The Board has determined that (i) Messrs. Maslowe, Leonard, Jordá and Zohar each qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE; and (ii) Mr. Maslowe is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.
The purpose of the Audit Committee is to provide assistance to the Board in the oversight of (a) the quality and integrity of our financial statements; (b) the disclosure and financial reporting process, including our financial statements; (c) our internal controls and procedures for financial reporting; (d) the performance of our internal audit function and independent registered public accounting firm employed by us for the purpose of preparing and issuing an audit report or related work; (e) the qualifications and independence of our independent registered public accounting firm; and (f) our compliance with policies under our Code of Business Conduct & Ethics and legal and regulatory requirements. These responsibilities are set forth in the Audit Committee’s charter, which is posted on our corporate website at www.DelekUS.com. In addition, the Audit Committee is generally responsible for administering our related party transactions policy.
Compensation Committee
The Compensation Committee consists of Messrs. Yemin (chairman), Bartfeld and Jordá. The composition of the Compensation Committee has not changed since its inception in May 2006. The Compensation Committee met five times in 2010.
Among the three members of the Compensation Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE. As a controlled company, we rely upon an exemption from NYSE requirements which would otherwise require our Compensation Committee to be composed entirely of independent directors.
The purpose of the Compensation Committee is to support the Board of Directors and work with management to ensure that compensation practices properly reflect management’s and our philosophy, competitive practices and regulatory requirements. The Compensation Committee reviews, provides advice on and, where appropriate, approves compensation objectives, plans, and levels.
The disinterested members of the Compensation Committee are responsible to our Board of Directors and stockholders for evaluating the performance of Mr. Yemin, our chief executive officer, and approving the compensation awarded to our executive officers. Mr. Yemin’s compensation, which is largely determined by the terms of his employment agreement, is approved by the disinterested members of our Board of Directors. These responsibilities are set forth in the Compensation Committee’s charter, which is posted on our corporate website at www.DelekUS.com.
The Compensation Committee relies heavily on the input and recommendations of Mr. Yemin in determining compensation for our executive officers (other than Mr. Yemin). In 2010, the Compensation Committee delegated a portion of its authority to determine base salaries, annual cash bonuses and the total mix and amount of long-term incentive compensation (including the recipients of such compensation) to Mr. Yemin subject to the approval of the Committee in the instance of our executive officers. From time to time, the Compensation Committee will also solicit the input of executive compensation consultants at AON/Radford Consulting (“AON/Radford”) in evaluating NEO and director compensation.

Incentive Plan Committee
The Incentive Plan Committee consists of Messrs. Leonard (chairman), Maslowe, Jordá and Zohar. The composition of the Incentive Plan Committee originally consisted of Messrs. Leonard, Maslowe and Jordá and did not change from its inception in May 2010 through March 7, 2011. On March 8, 2011, the Incentive Plan Committee recommended that Mr. Zohar join the committee, and the Board of Directors appointed Mr. Zohar to the committee on March 8, 2011. The Incentive Plan Committee met four times in 2010.
All four members of the Incentive Plan Committee qualify as independent under applicable SEC rules and regulations and the rules of the NYSE and as “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code. The purpose of the Incentive Plan Committee is to support the Compensation Committee and Board of Directors and work with management to ensure that incentive plan practices properly reflect management’s and our philosophy, competitive practices and regulatory requirements. These responsibilities are set forth in the Incentive Plan Committee’s charter, which is posted on our corporate website at www.DelekUS.com.
The Incentive Plan Committee has delegated a portion of its authority under the 2006 Long-Term Incentive Plan (the “Plan”) to Mr. Yemin. Under this authority, Mr. Yemin may grant up to 15,000 NQSOs or SARs to certain employees. The delegated authority is expressly limited to newly hired employees and employees that are promoted to a job classification that is eligible for equity awards. The delegated authority does not apply to employees who are subject to Section 16(b) of the Exchange Act or who are considered “covered employees” for purposes of Section 162(m) of the Internal Revenue Code.
The Incentive Plan Committee has further limited this delegated authority by prescribing that grants of NQSOs or SARs pursuant to the delegated authority shall occur only once per calendar quarter. Under this directive, grants occur on the tenth day of the last calendar month of the quarter and cover eligible employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly grant date, the Committee chose a date that would normally be after the public announcement of our financial results for the preceding quarter and 20 days before the close of the current quarter.
Grants of NQSOs and SARs by Mr. Yemin under this delegated authority are confirmed by a contemporaneous written memorandum executed by him and maintained by the Secretary in the records of the Incentive Plan Committee. Quantities of NQSOs or SARs in excess of the authority delegated to Mr. Yemin are generally reserved for executive employees and are typically made by the Incentive Plan Committee or Board of Directors in connection with the hiring or promotion of an executive employee. Grants that are not made on a predetermined quarterly grant date are usually tied to independent triggering events (such as the commencement of employment) or subject to waiting periods between the decision to grant and the grant date. See the sections titled “Compensation Setting Process,” “Base Salaries” and “Annual Bonuses” in the Compensation Discussion and Analysis for an additional discussion of the role of Mr. Yemin, other executive officers and compensation consultants in determining compensation.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised of Messrs. Yemin (chairman), Bartfeld and Jordá, and the Incentive Plan Committee is comprised of Messrs. Leonard (chairman), Jordá, Maslowe and Zohar. Mr. Yemin has served as our chief executive officer since June 2004 and our president and a director since April 2001. Mr. Bartfeld has served as Delek Group’s president and chief executive officer since September 2003. See “Executive Compensation” and “Director Compensation” for information regarding relationships and transactions involving the Company in which Mr. Yemin and Mr. Bartfeld had an interest.
None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.
Board of Directors Governance Guidelines, Code of Business Conduct & Ethics and Committee Charters
The full texts of our Board of Directors Governance Guidelines and Code of Business Conduct & Ethics, as well as the charters for the Audit, Compensation and Incentive Plan Committees, are available on our website (www.DelekUS.com). If we waive any material departure from a provision of our Code of Business Conduct & Ethics, we intend to post such waiver (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions) on this website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Approval Policy for Related Party Transactions
On March 6, 2007, our Board of Directors adopted a written related party transactions policy to document procedures pursuant to which “related party transactions” are reviewed, approved or ratified. Under Item 404 of SEC Regulation S-K, a “related party transaction” means any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404), other than transactions generally available to all employees and transactions involving less than $5,000, when aggregated with all similar transactions.
The policy states that, in most instances, the Audit Committee is best suited to review and approve related party transactions that may arise within the Company. However, the policy permits the disinterested members of the Board to exercise any authority otherwise assigned to the Audit Committee by the policy. In particular, the Board believes that any related party transaction in which any director is interested should typically be reviewed and approved by all disinterested members of the Board. An interested director is not allowed to vote upon a transaction in which he is involved. Depending upon the issue presented, the disinterested members of the Board may request to hear from the interested director during the course of its deliberations, but the interested director does not vote upon the matter and is not present during the vote on the matter.
A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
Delek Group Management Agreement
At December 31, 2010, Delek Group beneficially owned approximately 73% of our outstanding Common Stock. As a result, Delek Group and its controlling stockholder, Mr. Sharon (Tshuva), will continue to control the election of our directors, influence our corporate and management policies (including the declaration of dividends) and determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.
Effective January 1, 2006, we entered into a management and consulting agreement with Delek Group, pursuant to which key management personnel of Delek Group provide management and consulting services to us, including matters relating to long-term planning, operational issues and financing strategies. The agreement provided for an initial term of one year and continues thereafter until either party terminates the agreement upon 30 days advance notice. As compensation, the agreement provides for payment to Delek Group of $125,000 per calendar quarter, payable within 90 days of the end of each quarter and reimbursement for reasonable out-of-pocket costs and expenses incurred. Amounts paid under this agreement in 2010 totaled $303,514, net of expenses we paid on behalf of Delek Group, and amounts payable under this agreement as of December 31, 2010 totaled $0. The management and consulting agreement with Delek Group was entered into prior to the adoption of our related party transactions policy in 2007. However, it was approved by our Board of Directors in February 2006, and we believe it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Delek Petroleum Promissory Note
On September 29, 2009, we borrowed $65 million from Delek Petroleum under the terms of an unsecured term promissory note (the “Original Note”) that was scheduled to mature on October 1, 2010. Interest on the unpaid balance of the Original Note was computed at a rate per annum equal to 8.50% (net of withholding taxes) and we were responsible for the payment of any withholding taxes due on the interest payments. The Note required us to make quarterly interest payments and was prepayable in whole or in part at any time without penalty or premium at our election. We prepaid $21 million of the principal in July 2010. On September 28, 2010, we executed an amended and restated term promissory note with Delek Petroleum (the “Amended Note”). The principal amount of the Amended Note is $44 million and it matures on January 1, 2012. Interest on the unpaid balance of the Amended Note will be computed at a rate per annum equal to 8.25% (net of withholding taxes) and we continue to be responsible for the payment of any withholding taxes due on interest payments. A provision from the Original Note that allowed Delek Petroleum to modify the rate of interest or the currency of the principal amount (which is U.S. dollars) was eliminated from the Amended Note. The Amended Note requires us to make quarterly interest payments prior to maturity and the payment of the principal and interest may be accelerated upon the occurrence and continuance of customary events of default. The Original Note, the prepayment of the Original Note and the Amended Note were approved by our Audit Committee on September 25, 2009, June 30, 2010 and September 16, 2010, respectively, in accordance with our policies for related party transactions. The table below sets forth certain aggregate information pertaining to the Original Note and the Amended Note:

Largest Amount of Principal Outstanding During 2010:	$65,000,000
Amount of Principal Outstanding at December 31, 2010:	$44,000,000
Principal Paid in 2010:	$21,000,000
Interest Paid in 2010 (net of withholding taxes):	$4,597,439

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following section entitled “Compensation Discussion and Analysis” is intended to provide material information that is necessary to an understanding of our compensation policies and decisions regarding the six individuals named in the Summary Compensation Table on page 22 of this Proxy Statement. These six individuals may be referred to as our “named executive officers” or “NEOs” herein.
Compensation Overview, Objectives and Philosophy
The emphasis of our 2010 compensation framework was executive retention, executive recruitment and compensation continuity in a manner that supported stockholder value. The 2010 framework was designed to reward the performance of our executives with reference to the overall performance of the company. Going forward, we have developed a compensation framework that is designed to:
•	Attract, motivate and retain key executives;

•	Centralize administration and control over individual compensation components;

•	Align the long-term economic interests of our executives with stockholders by providing a portion of executive compensation in the form of equity awards; and

•	Reward excellence and performance by executives that increases the value of our stock and promotes an ethical culture amongst our employees.
These objectives govern the decisions that the Compensation and Incentive Plan Committees make with respect to the amount and type of compensation payable to our NEOs. Further, we believe that these objectives strengthen our commitment to operate our business with the highest standards of ethical conduct.
Elements of Our Compensation
The compensation framework for our NEOs consists of the following three key elements:
•	Fixed Compensation: Base salaries, fixed bonuses, fringe benefits, perquisites, severance and other benefits are primarily intended to attract and retain our NEOs by providing reliable compensation that is not contingent upon short-term or long-term objectives.

•	Discretionary Compensation: Discretionary cash bonuses in the form of annual and/or special bonuses are primarily intended to reward superior performance by our NEOs. Discretionary cash bonuses also support fixed compensation in attracting and retaining our NEOs.

•	Long Term Incentive Compensation: Equity awards such as non-qualified options to purchase Common Stock (“NQSOs”), stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) are primarily intended to reward superior longer-term performance by our NEOs and align the long-term economic interests of our NEOs with our stockholders. Equity awards also support fixed compensation in attracting and retaining our NEOs.
Each of these elements is discussed further below.
Compensation Setting Process
Our Board of Directors has determined that we are a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual because Delek Group controls more than 50% of our voting power. As a controlled company, we rely upon an exemption from the NYSE requirement which would otherwise require our Compensation Committee to be composed entirely of independent directors. Among the three members of our Compensation Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE. All four members of our Incentive Plan Committee qualify as independent under applicable SEC rules and regulations and the rules of the NYSE.

Mr. Yemin’s compensation is determined by the disinterested members of the Board. Therefore, Mr. Yemin does not participate in discussions pertaining to his compensation with AON/Radford or Board deliberations with regard to his compensation. Mr. Yemin’s compensation in 2010 was dictated by the terms of his employment agreement which was executed in 2009. In determining Mr. Yemin’s compensation under the employment agreement, AON/Radford consulted with Mr. Thomas, our general counsel, on behalf of the disinterested directors. The Compensation Committee is responsible for determining the amount and mix of total compensation to be paid to the other NEOs, and the Compensation Committee relies heavily on the input and recommendations of Mr. Yemin in making these determinations. However, the Board’s Incentive Plan Committee has assumed primary responsibility for grants of equity awards under the Plan since the establishment of that Committee in May 2010. The Compensation Committee also relies to a lesser extent upon prior year studies performed for us by AON/Radford. For a description of the Incentive Plan Committee’s delegation of authority to management, you should read the narrative discussion on page 12 of this Proxy Statement.
NEO compensation is generally paid in cash as base salary and bonus, although this is not due to any specific practice, policy or formula regarding the allocation between long-term and currently paid out compensation, between cash and non-cash compensation or between the different forms of non-cash compensation. Our goal from year to year is to develop an appropriate mix of fixed, discretionary and long-term compensation to attract and retain our NEOs while simultaneously incentivizing the NEOs to exert their best efforts to maximize near term results and longer term value for both us and our stockholders. In recognition of the challenging economic environment facing the industries in which we operate, as well as the Company’s financial performance during the year, we did not make a general award of discretionary bonuses to our NEOs for service in 2010. However, certain non-discretionary bonuses were paid pursuant to existing employment agreements and a discretionary special bonus was paid to each of Messrs. Cox and Zamir.
External Consultants / Benchmarking. We believe that effective executive compensation practices depend upon the particular facts and circumstances of each employer and should not be dictated by the practices of others. However, we also believe that, in some circumstances, external compensation consultants can provide valuable assistance to us in setting NEO compensation. Our NEO compensation practices are not designed to track any particular company or group of companies. However, we believe that referencing compensation data from certain companies from time to time can be a useful tool in our decision making process for all areas of our compensation framework. Prior to our initial public offering, we engaged AON/Radford to provide advice to the Board of Directors in formulating NEO compensation. We identified a group of comparator companies (in consultation with AON/Radford), and AON/Radford researched this group in terms of base salary, total cash compensation and total compensation. In 2007, we engaged AON/Radford to reevaluate the comparator group and provide a competitive review of NEO compensation relative to published surveys and the comparator group including base salaries, annual incentives, total cash compensation, long-term incentives and total direct compensation. After the expiration of Mr. Yemin’s prior employment agreement in April 2009, the disinterested members of the Compensation Committee engaged AON/Radford to provide a chief executive officer total compensation analysis and target compensation report. In 2010, the Compensation Committee engaged AON/Radford to provide a director compensation analysis and target compensation report. We expect that, from time to time, we will continue referencing data provided by AON/Radford in setting NEO and director compensation.
We developed our initial list of comparator companies in consultation with AON/Radford prior to our initial public offering and the group was updated in consultation with AON/Radford in 2007. In March 2010, we reviewed our list of comparator companies, initially developed prior to our initial public offering and updated in 2007 in consultation with AON/Radford and added refiner CVR Energy, Inc. because it is an independent refiner of similar size to us that became publicly traded since our last review. We removed Frontier Oil, Murphy Oil, Sunoco, Tesoro, Valero Energy, Alimentation Couche Tard and Hess based upon our desire to narrow the group to companies with market capitalization and annual revenues similar to our own. The current list of comparator companies is set forth below and was referenced in developing our 2010 compensation framework. We believe the two groups provide an appropriate, comparative, cross-section of industry and human-resource competitors with market capitalization and operational complexity similar to ours.

Refining Companies	Retail Companies
Alon USA Energy, Inc.	Casey’s General Stores, Inc.
CVR Energy, Inc.	The Pantry, Inc.
Holly Corporation	Susser Holdings Corporation
Western Refining, Inc.	TravelCenters of America, LLC
Fixed Compensation
Our NEOs typically receive a majority of their overall cash compensation as base salary. Generally, base salaries have not been based upon specific measures of corporate performance, but are determined upon the recommendations of the chief executive officer, based upon his determination of each employee’s individual performance, position and increased responsibilities assumed, how much others at the Company are paid, and contributions to both our financial performance and ethical culture. We generally seek to position base salary at or below the market median of the peer group. Our chief executive officer has discretion as to how much weight to assign to these factors. Much of this subjectivity was eliminated in 2009 when the majority of our NEOs executed employment contracts that established the executive’s base salary. For a description of these employment agreements, you should read the narrative discussion beginning on page 23 of this Proxy Statement.
Base salaries are reviewed annually, typically in December, and salary adjustments are generally effective in January. Because the base salaries of all of our NEOs are currently fixed under the terms of written employment agreements that were approved by the Compensation Committee and/or disinterested members of the Board, no review of NEO base salaries occurred in 2010, and there have been no material changes to the salaries to be paid to our NEOs in 2011 from those paid to our NEOs in 2010. The Compensation Committee believes that the base salaries paid to our NEOs are appropriate and help to achieve our objectives to attract, retain and motivate our NEOs. For a description of the base salaries paid to our NEOs for 2010, you should read the Summary Compensation Table beginning on page 22 of this Proxy Statement.
Discretionary Compensation
Annual cash bonuses to our NEOs (other than Mr. Yemin) are typically calculated as a percentage of base compensation and intended to reward company-wide performance and, to a lesser extent, individual performance during the year. From time to time, special cash bonuses may also be granted to our NEOs in order to reward outstanding performance, acknowledge the achievement of business milestones or promote retention.
At the end of each calendar year, management prepares and the Board of Directors approves an annual bonus budget for all employees as part of the overall operating budget for the Company. The annual bonus pool for 2010 was developed in late 2009 by Mr. Yemin with reference to the prior year’s pool and the coming year’s overall budget. The bonus budget may be adjusted downward based on the Company’s actual results or other factors. Total annual bonuses to NEOs will generally be limited to the amount of this pool and will be based on the individual’s level of responsibility within the Company and, to a lesser extent, the individual’s performance. There are no predetermined formulae, weighted factors or specified list of criteria that is followed in setting bonuses. However, the employment agreements with our NEOs (other than Mr. Yemin) define a range of percentages within which any annual bonus must fall. Annual bonuses for a calendar year are typically determined in the first quarter of the ensuing calendar year.
Unlike our other NEOs whose annual cash bonuses are dictated by contractually specified ranges and determined and paid in the first quarter of the year in recognition of service in the prior calendar year, annual cash bonuses paid to Mr. Yemin are not subject to a predetermined range and are typically determined and paid after the first quarter of the year. As the top ranking executive of a subsidiary of a foreign company, the timing of Mr. Yemin’s bonus is influenced by the compensation practices of Delek Group which pays its executive bonuses after the first quarter. As a result of the challenging economic environment that faced the Company in 2010, as well as the Company’s financial performance during the year, we did not make a general award of discretionary cash bonuses to our NEOs, including Mr. Yemin, for service in 2010. However, certain non-discretionary bonuses were paid pursuant to existing employment agreements and a discretionary special bonus was paid to each of Messrs. Cox and Zamir.

The Compensation Committee believes that the bonuses paid to our NEOs are appropriate and help to achieve our objectives to attract, retain and motivate our NEOs and to reward excellent performance.
Long-Term Incentives
In connection with amendments to our Plan in May 2010, the Board of Directors formed the Incentive Plan Committee to administer grants of long-term incentive awards under the Plan. The Incentive Plan Committee believes that the grant of non-cash, long-term compensation, primarily in the form of long-term incentive awards, to our NEOs is appropriate to attract, motivate and retain such individuals, and enhance stockholder value through the use of non-cash, equity incentive compensation opportunities. The Incentive Plan Committee believes that our best interests will be advanced by enabling our NEOs, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards. Since long-term awards will increase in value in conjunction with an increase in the value of our Common Stock, the awards are designed to provide our NEOs with an incentive to remain with us. For a description of the long-term incentive awards granted to our NEOs for 2010, you should read the Summary Compensation Table beginning on page 22 of this Proxy Statement and the Grants of Plan-Based Awards in 2010 Table on page 23 of this Proxy Statement. For a description of our 2006 Long-Term Incentive Plan, you should read the narrative discussion set forth below. For a description of the limited delegation of authority to our chief executive officer to grant certain SARs and NQSOs, as well as the predetermined quarterly grant date practices upon which this authority must be exercised, you should read page 12 of this Proxy Statement.
2006 Long-Term Incentive Plan. In April 2006, our Board of Directors and then sole stockholder adopted the Plan, and amendments to the Plan were approved by our Board and stockholders on May 4, 2010. At December 31, 2010, the Plan provided equity-based compensation to approximately 350 of our employees, including our NEOs. The Plan permits us to grant NQSOs, SARs, restricted stock, RSUs and other stock-based awards and cash incentive awards to directors, officers, employees, consultants and other individuals (including advisory board members) who perform services for us or our affiliates.
Up to 5,053,392 shares of our Common Stock may be issued under the Plan (subject to adjustment to reflect certain transactions and events specified in the Plan). Shares covered by the unexercised portion of an award that terminates, expires or is canceled or settled in cash, shares forfeited or repurchased under the Plan, and shares withheld or surrendered in order to pay the exercise or purchase price under an award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an award will again become available for issuance under the Plan.
Generally, the Incentive Plan Committee administers the Plan, and has discretion to select the persons to whom awards will be made under the Plan and prescribe the terms and conditions of each award under the Plan, subject to the delegation of authority to Mr. Yemin with respect to some equity awards, as discussed above under “Committees of the Board — Incentive Plan Committee.” For a description of the Incentive Plan Committee’s delegation of authority to grant equity awards, you should read the narrative discussion on page 12 of this Proxy Statement.
The Board of Directors also has the power to administer the Plan. With respect to the application of the plan to non-employee directors, the disinterested members of the Board of Directors have sole responsibility and authority for matters relating to the grant and administration of awards.
The exercise or base price of all NQSOs and SARs awarded to our NEOs under the Plan is set at or above market price at the time of the award. For a description of how the grant dates of certain equity awards are predetermined with reference to the expected release of material non-public information, you should read the narrative discussion under the heading “Incentive Plan Committee” beginning on page 12 of this Proxy Statement.
From the inception of the Plan through May 2009, all employee NQSOs under the Plan were awarded in two simultaneous grants. 75% of the NQSOs awarded were exercisable at the greater of $16.00 (the initial public offering price of our stock) or the market price of the stock on the grant date, and the remaining 25% of the NQSOs awarded were exercisable at $21.00 or, if the market price exceeded $16.00 on the grant date, 140% of the market price on the grant date. Since June 2009, equity awards under the Plan have generally been subject to four year ratable vesting and exercise or base prices equal to the market price of our stock on the grant date. We define the market price of our stock as the NYSE closing price on the date of the grant, or the last previous NYSE closing price if the date of the grant occurs on a day when the NYSE is not open for trading.

Since the inception of the Plan, most awards of RSUs have vested ratably over four years and we expect this practice to continue with respect to RSU awards to employees. In contrast to appreciation awards such as NQSOs and SARs, we believe grants of full value awards such as RSUs are beneficial because they are provided at no cost (other than taxes) to the executive and provide further incentive for such individuals to remain with us. Additionally, holders of RSUs are credited with dividend equivalents for any cash dividends paid on the number of shares covered by the RSUs as a cash deferral, which deferral is settled in cash upon the vesting of the RSUs, thereby providing an additional element of compensation. In 2010, 32,000 RSUs were granted to our employees, including 17,000 to our NEOs.
Upon the closing of our initial public offering in May 2006, certain directors and employees (other than Mr. Yemin) received their first grants of NQSOs and RSUs under the Plan. In 2010, we continued to make initial grants of equity awards to newly hired employees based primarily upon an employee’s responsibilities within the company. The initial equity grants are designed to assist in recruitment and retention. In addition, these initial equity grants provide our employees with an immediate stake in our performance and are intended to immediately align the interests of our directors, employees and stockholders by providing a direct incentive for directors and employees to focus on stockholder value. Between the closing of our initial public offering and its first anniversary in May 2007, the scale utilized for initial grants was equivalent to approximately 75% of the scale used at the time of the initial public offering. Since May 2007, the scale applied to the grants of equity awards to newly hired employees has been equivalent to approximately 50% of the amounts granted at the time of the initial public offering. Beginning in June 2010, our Board of Directors and its Incentive Plan Committee began using SARs, rather than NQSOs, as the primary form of appreciation awards under the Plan. We expect that SARs will be less dilutive to our stockholders and will require us to issue fewer shares under the Plan.
Beginning in June 2007, certain of our directors and employees (other than Mr. Yemin) have been granted an annual equity award each year on June 10 (one of our predetermined quarterly grant dates). The annual grant has been made to all employees who received equity awards under the Plan during the prior calendar year. The scale used for the annual grants has been approximately 10% of the scale used at the time of the initial public offering. The annual grants are designed to maintain the alignment of interests of our employees and stockholders for the long term.
We intend to continue our practice of providing long-term equity-based compensation through time-vested grants to certain employees, including our NEOs. We anticipate that future grants of SARs will generally have four-year ratable vesting and exercise prices equal to the price of our stock on the grant date. We also intend to continue our practice of making initial grants to new employees as well as annual grants in quantities less than the employee’s initial grant. The Incentive Plan Committee does not currently consider gains from prior equity awards in setting other elements of compensation.
2009 Option Exchange Program. In May 2009, our Board of Directors and our stockholders approved an offer (the “Exchange Offer”), by the Company to eligible employees, including Messrs. Ginzburg and Daily, and directors of the Company and its subsidiaries, to exchange outstanding options to purchase shares of our Common Stock granted under the Plan with per share exercise prices ranging between $16.00 and $35.08, for new options to purchase fewer shares of our Common Stock at a lower exercise price. The Exchange Offer commenced on May 13, 2009 and expired on June 10, 2009. Pursuant to the Exchange Offer, we accepted for exchange options to purchase an aggregate of 1,398,641 shares of our Common Stock, representing 84.28% of the 1,659,589 shares covered by the options that were eligible to be tendered in the Exchange Offer. In accordance with the terms and conditions of the Exchange Offer, we granted replacement options to purchase 803,385 shares of Common Stock in exchange for the tendered options. The exercise price per share of each replacement option granted pursuant to the Offer is $9.17, the closing price of our Common Stock on the NYSE on June 10, 2009, the replacement option grant date.
Pursuant to the Exchange Offer, Messrs. Ginzburg and Daily each exchanged (a) 1,625 NQSOs granted in 2007 at an exercise price of $32.90 for 504 NQSOs granted under the Plan at an exercise price of $9.17 (to vest on June 10, 2011), (b) 4,875 NQSOs granted in 2008 at an exercise price of $16.00 for 1,088 NQSOs granted under the Plan at an exercise price of $9.17 (to vest on June 10, 2011) and (c) 1,625 NQSOs granted in 2008 at an exercise price of $21.00 for 813 NQSOs granted under the Plan at an exercise price of $9.17 (to vest on June 10, 2012).

Fringe Benefits, Perquisites and Severance Provisions
Our NEOs are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability insurance. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan (“401(k) Plan”) for eligible employees administered by Fidelity Management Trust Company. Employees must be at least 21 years of age with at least 1,000 hours worked to be eligible to participate in the 401(k) Plan. After the first anniversary of employment with us, we match employee contributions to the 401(k) Plan, including those by our NEOs, on a fully vested basis up to a maximum of six percent of eligible compensation.
Since the 2008 tax year, we have reimbursed our executive officers for the cost of professional preparation of their income tax returns. Because our executive officers are typically among our most highly compensated employees, their personal tax returns may be examined in connection with examinations of our tax returns. In addition, Exchange Act reporting requirements expose the executive officers’ compensation to public scrutiny. We believe that encouraging our executive officers to seek professional tax advice will (a) mitigate the personal risks that accompany the heightened scrutiny of their compensation, (b) provide us with a retention and recruiting tool for executive officers, and (c) protect us from the negative publicity that could surround an executive officer’s misstatement of his or her personal income tax liabilities.
In addition, we provide limited additional perquisites to our NEOs. Messrs. Yemin and Ginzburg are each provided with rent-free residence in a company-owned home, the use of a company-owned automobile, $1,000 per child per month to cover education expenses for their minor children and the cost of roundtrip business class airfare for two trips to Israel for themselves and their family as well as lodging and the use of an automobile while in Israel. Mr. Zamir is provided with the use of a company-owned automobile, $1,000 per child per month to cover education expenses for his minor children and the cost of roundtrip business class airfare for one trip to Israel for himself and his family. We reimburse all of our NEOs for the value of income taxes incurred as result of residence and airfare benefits, and we reimburse Mr. Ginzburg for the value of income taxes incurred as a result of vested RSUs. For a description of the perquisites paid to our NEOs for 2010, you should read the Summary Compensation Table beginning on page 22 of this Proxy Statement.
The employment agreements with our NEOs as well as the Plan may require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or an exchange transaction. The employment agreements may also allow us to “clawback” certain compensation from our NEOs in connection with certain terminations of employment by the NEO. For a description of the terms of these arrangements see “Potential Payments Upon Termination or Change-in-Control” beginning on page 27 of this Proxy Statement.
We have established these arrangements because we believe that providing NEOs with compensation and benefit arrangements upon termination or an exchange transaction is necessary for us to be competitive with compensation packages of our peer companies and assists us in recruiting and retaining talented executives. In addition, formalizing these benefits provides us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is terminated.
Stock Ownership Requirements
We do not have express stock ownership guidelines.
Prohibition Against Speculative Transactions
Our Code of Business Conduct & Ethics, which applies to all of our employees and directors, prohibits speculative transactions in our stock such as short sales, puts, calls or other similar options to buy or sell our stock.

Guidelines For Trades By Insiders
We maintain policies that govern trading in our stock by officers and directors required to report under Section 16 of the Exchange Act, as well as certain other employees who may have regular access to material non-public information about us. These policies include pre-approval requirements for all trades and periodic trading “black-out” periods designed with reference to our quarterly financial reporting schedule. We also require pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To mitigate the potential for abuse, no trades are allowed under a trading plan within 30 days after adoption. In addition, we discourage termination or amendment of trading plans by prohibiting trades under new or amended plans within 90 days following a plan termination or amendment.
Conclusion
The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our NEOs during 2010 and our intended compensation framework for 2011. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our NEOs, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee
Ezra Uzi Yemin, Chairman
Asaf Bartfeld
Carlos E. Jordá

Summary Compensation Table
The following Summary Compensation Table sets forth the compensation for our chief executive officer (Mr. Yemin), our chief financial officer (Mr. Cox), our three other most highly compensated executive officers for the fiscal year ended December 31, 2010 (Messrs. Ginzburg, Zamir and Daily) and an individual (Mr. Gregory) for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at December 31, 2010. The table also provides comparative information for these officers for the two prior fiscal years. We refer to these individuals collectively herein as our “named executive officers” or “NEOs.” The footnotes to the Summary Compensation Table set forth narrative discussions of the material factors necessary to understand the information disclosed in the table.

(a)	(b)		(c)		(d)		(e)	(f)	(i)		(j)
							Stock	Option	All Other
Name and	Fiscal		Salary*		Bonus		Awards	Awards	Compensation		Total
Principal Position	Year		($)	(%)(1)	($)(2)	(%)(1)	($)(3)	($)(4)	($)		($)
Ezra Uzi Yemin	2010		468,000	48.1	0	0.0	0	0	504,677	(5)	972,677
President / CEO	2009		486,000	13.7	0	0.0	0	2,767,201	290,502		3,543,703
	2008		288,000	28.0	400,000	38.9	0	0	339,092		1,027,092
Mark B. Cox	2010		240,000	48.0	228,058	45.6	0	24,505	7,050		499,613
Executive VP / CFO	2009	(6)	73,846	13.5	50,000	9.1	249,600	174,217	263		547,926
	2008		n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Assaf Ginzburg	2010		233,077	52.0	50,000	11.1	0	24,505	141,021	(7)	448,603
Executive VP	2009		213,077	23.2	50,000	5.4	275,100	310,619	71,587		920,383
	2008		180,000	61.9	50,000	17.2	0	17,196	43,590		290,786
Harry P. (Pete) Daily	2010		199,615	48.9	30,000	7.3	33,000	127,105	18,458	(8)	408,178
COO of Delek	2009		189,154	80.7	0	0.0	0	28,217	16,951		234,322
Marketing & Supply, LP	2008		170,919	71.3	35,000	14.6	0	17,176	16,482		239,577
Igal Zamir	2010		220,000	50.3	120,000	27.4	0	24,505	72,735	(9)	437,240
President of MAPCO	2009	(10)	121,000	21.0	50,000	8.7	137,550	173,853	93,912		576,316
Express, Inc.	2008		n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Lynwood Gregory	2010	(11)	151,846	24.2	0	0.0	100,440	24,505	349,741	(12)	626,532
Former Senior VP	2009		212,154	81.9	0	0.0	0	27,695	19,200		259,049
	2008		205,000	75.6	35,000	12.9	0	17,196	13,800		270,996

*	Represents 26, 27 and 26 bi-weekly pay periods during the fiscal years ended December 31, 2010, 2009 and 2008, respectively.

(1)	This column represents the dollar amount as a percentage of the Total Compensation figure set forth in column (j).

(2)	Bonuses for the 2010 fiscal year consist of bonuses of $50,000 paid to each of Messrs. Ginzburg and Zamir and $30,000 paid to Mr. Daily pursuant to their respective employment agreements, two special bonuses in the aggregate amount of $228,058 paid to Mr. Cox and a special bonus in the amount of $70,000 paid to Mr. Zamir. Bonuses for the 2009 fiscal year consist of bonuses of $50,000 paid to each of Messrs. Cox and Ginzburg pursuant to their respective employment agreements. Bonuses for the 2008 fiscal year consist of a special bonus paid in September 2008 to Mr. Yemin and annual bonuses paid in March 2009 to Messrs, Ginzburg, Daily and Gregory.

(3)	This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes for the fair value of RSUs granted in 2010 under the Plan. Fair value is calculated using the closing price of our stock on the date of grant. The grant date fair value for the 2010 grants was $8.37 for Mr. Gregory and $6.60 for Mr. Daily. Assumptions used in the calculation of this amount for the 2010 fiscal year are included in footnote 11 to our audited financial statements for the 2010 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

(4)	This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes for the fair value of SAR and NQSO awards pursuant to the Plan. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for the 2010 fiscal year are included in footnote 11 to our audited financial statements for the 2010 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

(5)	For the fiscal year 2010, the amount in this column includes dividend equivalents in the amount of $200,112, matching contributions to the Company’s 401(k) Plan in the amount of $17,706 and the incremental costs of the following perquisites and other payments received: rent-free residence in a company-owned house in the amount of $129,975, reimbursement of the value of income taxes incurred as a result of the residence benefit in the amount of $69,986, a family education allowance in the amount of $36,000, the value of roundtrip airfare to Israel for himself and his family in the amount of $26,918 and reimbursement of the value of income taxes incurred as a result of the airfare benefit, personal use of a company-owned automobile, professional tax preparation fees and home telephone. We calculated the aggregate incremental cost of Mr. Yemin’s residence as the fair rental value of the property. We calculated the aggregate incremental cost of the education allowance and tax reimbursement as the dollar amount paid by us for each.

(6)	Mr. Cox commenced employment with us on September 8, 2009.

(7)	For the fiscal year 2010, the amount in this column includes matching contributions to the Company’s 401(k) Plan in the amount of $16,893 and the incremental costs of the following perquisites: reimbursement in the amount of $42,875 for the value of income taxes incurred as a result of vested RSUs, rent-free residence in a company-owned house, a family education allowance, personal use of a company-owned automobile, professional tax preparation fees, the value of roundtrip airfare to Israel for Mr. Ginzburg and his family and reimbursement of the value of income taxes incurred as a result of the residence and airfare and benefits.

(8)	For the fiscal year 2010, the amount in this column includes matching contributions to the Company’s 401(k) Plan in the amount of $12,070 and the incremental costs of the following perquisite: professional tax preparation fees.

(9)	For the fiscal year 2010, the amount in this column includes the incremental costs of the following perquisites: a family education allowance in the amount of $37,347, personal use of a company-owned automobile, professional tax preparation fees, the value of roundtrip airfare to Israel for Mr. Zamir and his family and reimbursement of the value of income taxes incurred as a result of the airfare benefit.

(10)	Mr. Zamir commenced employment with us on June 10, 2009.

(11)	Mr. Gregory’s employment with us terminated on September 15, 2010.

(12)	For the fiscal year 2010, the amount in this column includes accrued vacation paid in the amount of $16,154 and a severance payment of $315,000.
Grants of Plan Based Awards in 2010
The following table provides information regarding plan-based awards granted to our NEOs during fiscal year 2010.

					Exercise or	Grant Date
			Stock Awards:		Base Price of	Fair Value of
			Number of	Option Awards: Number	Option	Stock and
	Grant	Authorization	Shares of Stock	of Securities Underlying	Awards	Option
Name	Date	Date	or Units (#)	Options (#)	($/Share) (1)	Awards (2)
Ezra Uzi Yemin	n/a	n/a	0	0	n/a	n/a
Mark B. Cox	6/10/2010	5/18/2010	0	6,500	6.98	$24,505
Harry P. Daily	6/10/2010	5/18/2010	0	6,500	6.98	$24,505
	9/10/2010	8/3/2010	5,000	0	n/a	$33,000
	9/10/2010	8/3/2010	0	30,000	6.60	$102,600
Assaf Ginzburg	6/10/2010	5/18/2010	0	6,500	6.98	$24,505
Igal Zamir	6/10/2010	5/18/2010	0	6,500	6.98	$24,505
Lynwood Gregory	3/10/2010	2/23/2010	12,000	0	n/a	$100,440
	6/10/2010	5/18/2010	0	6,500	6.98	$24,505

(1)	For a description of the manner in which we determine the exercise prices of SARs and NQSOs under the Plan, you should read the discussion at page 18 of this Proxy Statement.

(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes over the expected term of the grant. Assumptions used in the calculation of this amount for the 2010 fiscal year are included in footnote 11 to our audited financial statements for the 2010 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 11, 2011.
Yemin Employment Agreement. Upon the expiration of Mr. Yemin’s prior employment agreement in April 2009, we engaged AON/Radford to provide a chief executive officer total compensation analysis and target compensation report. AON/Radford reviewed published industry survey data for companies of similar size and scope as well as chief executive officer compensation data from our comparator companies. Based upon its research, AON/Radford recommended minimum, target and maximum compensation levels for Mr. Yemin divided into base salary, cash bonus and long-term incentive components. On September 25, 2009, the Board of Directors approved, and the Company entered into, an employment agreement with Mr. Yemin. The total compensation package set forth in the agreement is approximately equivalent to AON/Radford’s minimum recommendation.
The agreement is effective May 1, 2009 and terminates October 31, 2013. Under the terms of the agreement, Mr. Yemin will continue to serve as the Company’s President and Chief Executive Officer, will receive a base monthly salary of $39,000 retroactive to January 1, 2009 and will be eligible to receive bonuses at the discretion of the Board. During his employment, he will also continue to receive the following perquisites: rent-free residence in a Company-owned home, the option to purchase the residence at the greater of the Company’s cost or fair market value, the use of a Company-owned automobile, the cost of reasonable personal travel to Israel during each calendar year for himself, his spouse and each of his minor children (including roundtrip airfare and ground transportation and lodging for up to seven days), an education allowance of $1,000 per month for each of his minor children and the reasonable costs of professional preparation of his personal income tax return(s). Income taxes incurred by Mr. Yemin on residence and airfare benefits will continue to be grossed up and reimbursed to him at his marginal tax rate.
Under the terms of the agreement, Mr. Yemin was granted 1,850,040 SARs on September 30, 2009. The SARs will expire upon the earlier of the first anniversary of Mr. Yemin’s termination of employment or October 31, 2014 (the first anniversary of the expiration of the agreement). In general, unvested SARs will expire immediately upon Mr. Yemin’s termination of employment. The SARs may be settled in shares of Common Stock or cash at the Company’s sole discretion. During the term of the SARs, the Company will also pay dividend equivalents in cash to Mr. Yemin on all shares subject to outstanding vested and unvested SARs.

Mr. Yemin may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms of Mr. Yemin’s employment agreement.
Cox Employment Agreement. In connection with our hiring of Mr. Cox as our Executive Vice President and Chief Financial Officer, we entered into an employment agreement with him on August 25, 2009. Under the terms of the agreement, Mr. Cox received a base salary of $240,000 and was paid a cash contract bonus of $50,000. On January 1, 2011, his base compensation increased to $260,000 and he was paid a second contract bonus of $50,000. If annual cash bonuses are generally paid to employees during the contract term for service during the preceding calendar year, Mr. Cox is guaranteed an annual cash bonus between 33% and 75% of his base salary at the end of the bonus year. During his employment, he will also receive the reasonable costs of professional preparation of his personal income tax return(s) and was paid $100,000 in 2010 for the loss he incurred on the sale of his Texas home.
Under the terms of the agreement, Mr. Cox was granted 30,000 RSUs and a NQSO to purchase 60,000 shares of our Common Stock. The RSUs and NQSO were granted on September 10, 2009 and will vest ratably over the first four anniversaries of the grant date. Pursuant to our standard policies, NQSOs that vest or are vested upon termination of employment for any reason other than for cause will remain exercisable for 30 calendar days following termination of employment other than for cause.
Mr. Cox may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms.
Ginzburg Employment Agreement. On May 7, 2009, we entered into an employment agreement with Mr. Ginzburg. Under the terms of the agreement, Mr. Ginzburg will be employed for a period of three years commencing May 1, 2009.
Mr. Ginzburg received a base salary of $220,000 during the first twelve months of the contract term, $240,000 during the second twelve months of the contract term and will receive $260,000 during the final twelve months of the contract term. In addition, he has received and will continue to receive a cash contract bonus of $50,000 upon the commencement of each twelve month period of the contract term. If annual cash bonuses are generally paid to employees during the contract term for service during the preceding calendar year, Mr. Ginzburg is guaranteed an annual cash bonus between 33% and 75% of his respective base salary at the end of the bonus year.
Under the terms of the agreement, Mr. Ginzburg was granted a NQSO to purchase 90,000 shares of our Common Stock and 30,000 RSUs. The NQSOs and RSUs granted to Mr. Ginzburg will vest ratably over the first three anniversaries of the grant date. NQSOs that vest or are vested upon termination of employment for any reason other than for cause will remain exercisable for one year following termination of employment other than for cause.
Mr. Ginzburg will continue to receive his current tax preparation, airfare, residence and automobile perquisites. Beginning May 1, 2009, Mr. Ginzburg is entitled to an education stipend of $1,000 per month for each of his minor children. Mr. Ginzburg’s perquisites will continue for six months following termination of employment with us at any time and for any reason other than termination by us for cause. Taxes incurred by Mr. Ginzburg on vested RSUs, airfare and residence perquisites will be grossed up at his marginal tax rate.
Mr. Ginzburg may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms.

Zamir Employment Agreement. In connection with our hiring of Mr. Zamir, our wholly-owned subsidiary, MAPCO Express, Inc. entered into an employment agreement with him on June 10, 2009. Under the terms of the agreement, Mr. Zamir receives a base salary of $220,000 and up to three cash bonuses of $50,000 each. The first contract bonus was paid in June 2009, the second contract bonus was paid in June 2010 and third contract bonus will be payable on June 10, 2011. If annual cash bonuses are generally paid to employees during the contract term for service during the preceding calendar year, Mr. Zamir is guaranteed an annual cash bonus between 25% and 75% of his base salary at the end of the bonus year. During his employment, Mr. Zamir will also receive the reasonable costs of professional preparation of his personal income tax return(s), the reasonable cost of one personal trip to Israel during each calendar year (including roundtrip business class airfare and ground transportation and lodging for up to an aggregate of fourteen calendar days) for himself, his spouse and his minor children, the personal use of a company-owned automobile and an education allowance of $1,000 per month for each of his minor children. Income taxes incurred by Mr. Zamir as a result of his airfare perquisites will be grossed up at his marginal tax rate.
Under the terms of the agreement, Mr. Zamir was granted 15,000 RSUs and a NQSO to purchase 54,000 shares of our Common Stock. The RSUs and NQSO were granted on June 10, 2009 and will vest ratably over the first three anniversaries of the grant date. Pursuant to our standard policies, NQSOs that vest or are vested upon termination of Mr. Zamir’s employment for any reason other than for cause will remain exercisable for 30 calendar days following termination of his employment.
Mr. Zamir may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms.
Daily Employment Agreement. We entered into an employment agreement with Mr. Daily on August 3, 2010. Under the terms of the agreement, Mr. Daily will receive a base salary of $215,000 and was paid a cash contract bonus of $30,000. If annual cash bonuses are generally paid to employees during the contract term for service during the preceding calendar year, Mr. Daily may be paid an annual cash bonus in an amount up to 75% of his base salary at the end of the bonus year.
Under the terms of the agreement, Mr. Daily was granted 5,000 RSUs and SARs with respect to 30,000 shares of our Common Stock. The RSUs and SARs were granted on September 10, 2010 and will vest ratably over the first four anniversaries of the grant date. Pursuant to our standard policies, SARs that vest or are vested upon termination of employment for any reason other than for cause will remain exercisable for 30 calendar days following termination of employment other than for cause.
Mr. Daily may receive certain benefits upon the expiration or termination of his employment under the employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms.
2006 Long-Term Incentive Plan and Equity Grants. All NQSO, SAR and RSU grants in 2010 were made pursuant to the Plan including grants made to NEOs. For a description of the Plan and the material terms of the awards reported in the Grants of Plan Based Awards in 2010 table, you should read the discussion beginning at page 23 of this Proxy Statement.

Outstanding Equity Awards at December 31, 2010
The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2010.

	Option Awards						Stock Awards
	Number of Securities	Number of Securities					Number of		Market Value of
	Underlying	Underlying		Option			Shares or Units		Shares or Units of
	Unexercised Options	Unexercised Options		Exercise	Option		That Have Not		Stock That Have
Name	(#) Exercisable	(#) Unexercisable		Price ($)	Expiration Date		Vested (#)		Not Vested ($) (1)
Ezra Uzi Yemin (4)	640,440	0		8.57	10/31/2014	(2)	n/a		n/a
	246,400	0		12.40	10/31/2014	(2)
	201,600	44,800	(3)	13.20	10/31/2014	(2)
	0	246,400	(5)	14.00	10/31/2014	(2)
	0	246,400	(6)	14.80	10/31/2014	(2)
	0	224,000	(7)	15.60	10/31/2014	(2)
Mark B. Cox	15,000	45,000	(8)	8.32	9/10/2019		22,500	(8)	163,800
	0	6,500	(9)	6.98	6/10/2020
Harry P. Daily	1,625	4,875	(10)	9.17	6/10/2019		5,000	(12)	36,400
	27,049	2,405	(11)	9.17	6/10/2019
	0	6,500	(9)	6.98	6/10/2020
	0	30,000	(12)	6.60	9/10/2020
Assaf Ginzburg	30,000	60,000	(13)	9.17	6/10/2019		20,000	(13)	145,600
	45,111	2,405	(11)	9.17	6/10/2019
	0	6,500	(9)	6.98	6/10/2020
Igal Zamir	18,000	36,000	(14)	9.17	6/10/2019		10,000	(14)	72,800
	0	6,500	(9)	6.98	6/10/2020
Lynwood Gregory	43,128	0		9.17	6/10/2019		0		n/a
	6,500	0		6.98	6/10/2010

(1)	Amounts in this column are based upon a price of $7.28 per share which was the NYSE closing price of our Common Stock on December 31, 2010.

(2)	The SARs terminate upon the earlier of (i) the one-year anniversary of Mr. Yemin’s termination of his employment agreement for any reason, or (ii) October 31, 2014.

(3)	22,400 SARs vest on each of January 31, 2011 and February 28, 2011.

(4)	Pursuant to his employment agreement, Mr. Yemin was granted 1,850,040 SARs on September 30, 2009 as follows:

SARs (#)	Vesting Date(s)	Base Price ($)
391,380	All vest on 3/31/2010	8.57
249,060	Vest monthly from 4/30/2010 – 10/31/2010	8.57
246,400	All vest on 3/31/2010	12.40
246,400	Vest monthly from 4/30/2010 – 2/28/2011	13.20
246,400	Vest monthly from 3/31/2011 – 1/31/2012	14.00
246,400	Vest monthly from 2/29/2012 – 12/31/2012	14.80
224,000	Vest monthly from 1/31/2013 – 10/31/2013	15.60

(5)	The SARs vest ratably on the last day of each calendar month beginning March 31, 2011 and ending January 31, 2012.

(6)	The SARs vest ratably on the last day of each calendar month beginning February 29, 2012 and ending December 31, 2012.

(7)	The SARs vest ratably on the last day of each calendar month beginning January 31, 2013 and ending October 31, 2013.

(8)	15,000 NQSOs and 7,500 RSUs vest on each of September 10, 2011, 2012 and 2013.

(9)	1,625 SARS vest on each of June 10, 2011, 2012, 2013 and 2014.

(10)	1,625 NQSOs vest on each of June 10, 2011, 2012 and 2013.

(11)	On June 10, 2007, Messrs. Ginzburg and Daily were each granted 1,625 NQSOs under the Plan at an exercise price of $32.90 (to vest on June 10, 2011). In June 2009, subject to the Exchange Offer described on page 19 of this Proxy Statement, Messrs. Ginzburg and Daily each exchanged these 1,625 NQSOs for 504 NQSOs granted under the Plan at an exercise price of $9.17 (to vest on June 10, 2011). On June 10, 2008, Messrs. Ginzburg and Daily were each granted 4,875 NQSOs under the Plan at an exercise price of $16.00 (to vest ratably on the first three anniversaries of the grant date) and 1,625 NQSOs under the Plan at an exercise price of $21.00 (to vest on June 10, 2012). In June 2009, subject to the Exchange Offer, Messrs. Ginzburg and Daily each exchanged the 4,875 NQSOs and 1,625 NQSOs granted in 2008 for 1,088 and 813 NQSOs, respectively, granted under the Plan at an exercise price of $9.17 (to vest on June 10, 2011 and June 10, 2012, respectively).

(12)	7,500 SARs and 1,250 RSUs vest on each of September 10, 2011, 2012, 2013 and 2014.

(13)	30,000 NQSOs and 10,000 RSUs vest on each of June 10, 2011 and 2012.

(14)	18,000 NQSOs and 5,000 RSUs vest on each of June 10, 2011 and 2012.

Option Exercises and Stock Vested in 2010
The following table provides information about NQSO and SAR exercises by, and the vesting of RSUs for, our NEOs during fiscal year 2010.

	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized on	Number of Shares		Value Realized on
Name	on Exercise (#)	Exercise ($)	Acquired on Vesting (#)		Vesting ($)(1)
Ezra Uzi Yemin (2)	638,909	7,217,627	0		n/a
Mark B. Cox	0	n/a	7,500	(3)	49,500
Harry P. Daily	0	n/a	1,500	(4)	10,650
Assaf Ginzburg	0	n/a	11,500	(5)	79,625
Igal Zamir	0	n/a	5,000	(6)	34,900
Lynwood Gregory	0	n/a	16,000	(7)	105,400

(1)	The values in this column are based upon a value per share equal to the NYSE closing price of our Common Stock on the vesting dates.

(2)	Mr. Yemin was granted share purchase rights in May 2004 pursuant to his prior employment agreement that were scheduled to expire on April 30, 2010. On February 21, 2010, Mr. Yemin exercised the remaining 1,319,493 share purchase rights in connection with a net share settlement. As a result, 638,909 shares of Common Stock were issued to him and 680,584 shares of Common Stock were withheld as a partial cashless exercise and to pay withholding taxes.

(3)	All shares vested on September 10, 2010.

(4)	All shares vested on September 5, 2010.

(5)	1,500 shares vested on May 9, 2010 and 10,000 shares vested on June 10, 2010.

(6)	All shares vested on June 10, 2010.

(7)	4,000 shares vested on May 9, 2010 and 12,000 shares vested on September 10, 2010.
Potential Payments Upon Termination or Change-In-Control
The following tables disclose the estimated payments and benefits that would be provided to each of our NEOs, applying the assumptions that each of the triggering events relating to termination of employment and changes in control described in their respective employment agreements and the Plan took place on December 31, 2010 and their last day of employment was December 31, 2010. These amounts are in addition to benefits payable generally to our salaried employees. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Name	Termination of Employment*		Change-In Control**
Ezra Uzi Yemin	$87,600	(1)	$0
Mark B. Cox	$127,385	(2)	$165,750	(3)
Harry P. Daily	$116,467	(4)	$58,750	(5)
Assaf Ginzburg	$302,673	(6)	$147,550	(7)
Igal Zamir	$135,385	(8)	$74,750	(9)
Lynwood Gregory	$331,154	(10)	n/a

*	The numbers in the “Termination of Employment” column assume that the Company terminated the NEO’s employment without cause on December 31, 2010 and that any required advance notice provisions were satisfied. Except for the 6,500 SARs granted to each of Messrs. Cox, Green, Ginzburg and Zamir on June 10, 2010, no NQSOs or SARs would have provided value to our NEOs on December 31, 2010 because the exercise/base price of all such awards was above the $7.28 fair market value of our Common Stock.

**	The numbers in the “Change-In-Control” column assume that an “exchange transaction” (as described on page 29 of this Proxy Statement) occurred on December 31, 2010. Except for the 6,500 SARs granted to each of Messrs. Cox, Green, Ginzburg and Zamir on June 10, 2010, no NQSOs or SARs would have provided value to our NEOs on December 31, 2010 because the exercise/base price of all such awards was above the $7.28 fair market value of our Common Stock.

(1)	Consists of $39,000 in salary continuation and an accrued but unused vacation payment of $48,600.

(2)	Consists of a $120,000 severance payment and $7,385 for the cost to continue health insurance for six months.

(3)	Consists of the value of 6,500 SARs with a base price of $6.98 and 22,500 RSUs.

(4)	Consists of a $107,500 severance payment, $5,659 for the cost to continue health insurance for six months and $3,308 for accrued but unused vacation.

(5)	Consists of the value of 6,500 SARs with a base price of $6.98, 30,000 SARs with a base price of $6.60 and 5,000 RSUs.

(6)	Consists of a $90,000 longevity payment, a $120,000 severance payment, $7,385 for the cost to continue health insurance for six months, a family education allowance of $12,000, $488 representing the value of 1,625 SARs with a base price of $6.98 and $72,800 representing the value of 10,000 RSUs.

(7)	Consists of the value of 6,500 SARs with a base price of $6.98 and 20,000 RSUs at $7.28 per share.

(8)	Consists of a $110,000 severance payment, $7,385 for the cost to continue health insurance for six months and a family education allowance of $18,000.

(9)	Consists of the value of 6,500 SARs with a base price of $6.98 and 10,000 RSUs at $7.28 per share.

(10)	Mr. Gregory’s employment with us terminated in September 2010, and his separation payment consisted of a $315,000 severance payment and $16,154 for accrued but unused vacation.

Yemin Employment Agreement. We have an employment agreement with Mr. Yemin which contains certain provisions relating to the termination of his employment. Either party may terminate the agreement prior to its expiration by providing one year advance written notice of termination. If Mr. Yemin’s employment is terminated prior to the expiration of the agreement, Mr. Yemin will be paid one month of salary continuation and an amount equivalent to unused vacation days accrued through the date of termination. Accrued and unused sick leave is not paid to Mr. Yemin upon the termination of his employment agreement. If Mr. Yemin terminates his employment prior to its expiration without providing the required advance notice, he will not be entitled to one month of salary continuation and the Company may, among other things, “clawback” an amount equivalent to the amount of base salary Mr. Yemin would have earned during the required, but not provided, notice period.
Mr. Yemin’s employment agreement also provides him with the option to purchase his residence from us following the termination of his employment (other than termination for cause). Under the terms of the option, Mr. Yemin may purchase the residence at a price equal to the greater of the cost we paid to purchase the residence or the fair market value of the residence. We do not believe that the option would have provided a quantifiable benefit to Mr. Yemin if he had exercised the option on December 31, 2010 because the option does not allow him to purchase the residence at less than fair market value.
If Mr. Yemin’s employment agreement terminates because of his death, he will not be entitled to the above-noted payments and benefits, other than accrued and unused vacation. However, pursuant to our standard policies, for which the Company-paid premiums are disclosed in the summary compensation table, Mr. Yemin’s beneficiaries would receive a death benefit equal to one and half times Mr. Yemin’s salary at the time of death. Please see page 23 of this Proxy Statement for further discussion of the material terms of Mr. Yemin’s employment agreement.
Ginzburg Employment Agreement. We have an employment agreement with Mr. Ginzburg which contains certain provisions relating to the termination of employment including, without limitation, the provision that the Company may immediately terminate employment at any time for cause and Mr. Ginzburg may terminate employment prior to the expiration of the contract term for a “good reason,” as defined in the employment agreement.
Upon termination of employment by the Company at any time and for any reason other than for cause, or if employment is terminated by Mr. Ginzburg during the contract term for a good reason or after the contract term for any reason (provided that he provides at least 30 calendar days advance notice of termination), unvested NQSOs, SARs and RSUs will vest immediately to the extent that the awards would have vested had his employment with us continued for six months. NQSOs and SARs that vest or are vested upon termination of employment for any reason other than termination by us for cause will remain exercisable for one year following termination of his employment with us.
Upon termination of his employment by us at any time for any reason other than for cause, or if employment is terminated by Mr. Ginzburg during the contract term for a good reason or after the contract term for any reason (provided that he provides at least 30 calendar days advance notice of termination), Mr. Ginzburg will be entitled to an annual cash bonus (prorated for the period of employment during the applicable bonus year and paid only if annual cash bonuses are paid to other employees), a severance payment equal to 50% of his base salary (payable in the event of termination after the contract term by Mr. Ginzburg only if he provides at least 30 calendar days advance written notice of termination), accrued and unused vacation time, a longevity payment equal to $15,000 for each full year of his employment with us and the continuation of insurance, automobile and education allowance benefits for six months following termination.
If Mr. Ginzburg terminates employment before the expiration of the contract term other than for a good reason, he shall be entitled only to the longevity payment. However, if Mr. Ginzburg terminates employment before the expiration of the contract term without providing at least six months advance written notice, the Company may “clawback” (a) an amount equivalent to the amount of base salary Mr. Ginzburg would have earned during the required, but not provided, notice period and (b) the prorated amount of any contract bonus paid for an incomplete contract year.

Cox Employment Agreement. Upon termination of his employment by us for any reason other than for cause, Mr. Cox will be entitled to a severance payment equal to 50% of his base salary and the continuation of insurance benefits for six months following termination. The Company may “clawback” a pro rata portion of the $50,000 contract bonus received by Mr. Cox on January 1, 2011 in the event that he terminates his employment employment on or before December 31, 2011.
Zamir Employment Agreement. Upon termination of employment by MAPCO for any reason other than for cause, Mr. Zamir will be entitled to a severance payment equal to 50% of his base salary and the continuation of insurance, automobile and education allowance benefits for six months following termination. If Mr. Zamir terminates his employment within the first three years following the commencement of his employment, the Company may “clawback” a pro rata portion of any contract bonus received within one year prior to such termination of employment.
Daily Employment Agreement. Upon termination of his employment by us for any reason other than for cause, Mr. Daily will be entitled to a severance payment equal to 50% of his base salary and the continuation of insurance benefits for six months following termination. The Company may “clawback” a pro rata portion of Mr. Daily’s $30,000 contract bonus in the event that he terminates his employment on or before August 3, 2011.
2006 Long-Term Incentive Plan. Under the Plan and the applicable award agreements, any awards that are not vested at the time the participant’s employment terminates will generally be forfeited unless our Board of Directors or Compensation Committee determines otherwise. Vested options that have not been exercised at the time of termination of employment will generally be forfeited unless they are exercised within 30 days after such termination. If an “exchange transaction” (as defined in the Plan) occurs with respect to our Common Stock, then, unless other arrangements are made, unvested awards granted under the Plan may be treated under either of two alternatives. They may be converted into economically equivalent awards with respect to the stock of the acquiring or successor company, or they may become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out). Subject to the above, the disposition of unvested awards under the Plan in the event of an exchange transaction will be determined by our Board, in its discretion. For the purposes of the Plan, an “exchange transaction” includes certain mergers or other transactions which result in our holders of Common Stock receiving cash, stock or other property in exchange for or in connection with their shares of our Common Stock. For an illustration of the value of accelerated equity awards under the Plan assuming that an “exchange transaction” occurred on December 31, 2010, please see the “Change-In-Control” column in the “Potential Payments Upon Termination or Change-In-Control” table on page 27 of this Proxy Statement.
Director Compensation in 2010
The following table sets forth a summary of the compensation we paid to our non-management directors during fiscal year 2010.

				All Other
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Compensation		Total
Asaf Bartfeld	0	0	0	0		0
Gabriel Last	0	0	0	0		0
Zvi Greenfeld (4)	0	0	0	$79,512	(5)	$79,512
Aharon Kacherginski	$20,915	0	0	0		$20,915
Shlomo Zohar	$20,915	0	0	0		$20,915
Carlos E. Jordá	$45,750	$10,470	$11,310	$1,459	(6)	$68,989
Charles H. Leonard	$46,375	$10,470	$11,310	$1,459	(6)	$69,614
Philip L. Maslowe	$48,250	$10,470	$11,310	$1,459	(6)	$71,489

(1)	This column reports the amount of cash compensation earned in 2010 for Board and committee service.

(2)	Messrs. Jordá, Leonard and Maslowe were each granted 1,500 RSUs on June 10, 2010 and none were vested on December 31, 2010. Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes. The grant date fair value of $6.98 was equal to the closing price of our Common Stock on the grant date. Assumptions used in the calculation of this amount for the 2010 fiscal year are included in footnote 11 to our audited financial statements for the 2010 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

(3)	Messrs. Jordá, Leonard and Maslowe were each granted 3,000 SARs on June 10, 2010 and none were vested on December 31, 2010. Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes. Pursuant to SEC rules, the amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value per share for the SARs was $3.77. Assumptions used in the calculation of this amount for the 2010 fiscal year are included in footnote 11 to our audited financial statements for the 2010 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

(4)	Mr. Greenfeld retired from our Board of Directors on May 4, 2010.

(5)	Consists of fees paid pursuant to Mr. Greenfeld’s amended and restated consulting agreement (discussed below).

(6)	Consists of dividend equivalents paid upon vested RSUs.

We do not currently pay any director compensation to our employee-director, Mr. Yemin, or our non-employee directors who are affiliated with Delek Group, Messrs. Bartfeld and Last. The compensation framework for our other directors (Messrs. Kacherginski, Zohar, Jordá, Leonard and Maslowe) (the “Compensated Directors) was determined by the Board. Following a review of our director compensation by AON/Radford in December 2010, the Board adopted changes to our director compensation framework beginning with the 2011 fiscal year. These changes are described below. Future changes to cash and equity compensation for our directors will be determined by the Board.
Cash Compensation. During 2010, our Compensated Directors received an annual cash fee of $25,000 and an additional annual cash fee of $7,500 for serving as chairman of a Board committee. From among our Compensated Directors, only Messrs. Leonard and Maslowe serve as chairman of a Board committee. Messrs. Kacherginski and Zohar joined the Board in May 2010 and their annual fees were prorated to reflect their period of service. The Compensated Directors receive meeting fees of $1,500 per board meeting attended in person, $1,000 per committee meeting attended in person and half the fee otherwise due for meetings attended other than in person. We reimburse our directors for all reasonable expenses incurred for attending meetings and service on our Board. Beginning in 2011, our Compensated Directors will receive an annual cash fee of $35,000, an additional annual cash fee of $10,000 for serving as chairman of a Board committee and meeting fees of $2,000 per board meeting attended in person, $1,000 per committee meeting attended in person and half the meeting fee otherwise due for meetings attended other than in person.
Equity Compensation. On June 10, 2010, each of Messrs. Jordá, Leonard and Maslowe received SARs with respect to 3,000 shares of Common Stock. Each SAR has a base price per share of $6.98 and vests in equal amounts on the first four anniversaries of the grant date. Each of Messrs. Jordá, Leonard and Maslowe also received 1,500 RSUs on June 10, 2010 which will vest in equal amounts on the first four anniversaries of the grant date. Our Compensated Directors will each receive 6,000 RSUs in 2011 and 9,000 RSUs per year beginning in 2012. Beginning in 2011, equity awards to our Compensated Directors will vest on the first three anniversaries of the grant date and our Compensated Directors will no longer receive an annual grant of NQSOs or SARs. We intend to continue making annual grants of equity awards to each Compensated Director.
Other Compensation. As of May 1, 2005, we entered into an amended and restated consulting agreement with Greenfeld-Energy Consulting, Ltd. (“Greenfeld-Energy”), a company owned and controlled by Mr. Greenfeld. Under the consulting agreement, Mr. Greenfeld, who has extensive experience in the energy industry, assists management in determining the capital budget of the Tyler refinery and in evaluating our progress in completing capital projects. He also works with management to determine the most cost effective types and grades of crude oil to be purchased for our refinery, both for short and long-term production. Finally, Mr. Greenfeld works with our management to evaluate the progress of our crude optimization projects which are intended to increase our refinery’s production and profitability. Pursuant to the consulting agreement, we compensated Greenfeld-Energy $7,670 per month commencing September 2005, plus reasonable expenses, for consulting services relating to the refining industry performed personally by Mr. Greenfeld. In April 2006, we paid Greenfeld-Energy a bonus of $70,000 for services rendered in 2005. In addition, Mr. Greenfeld was granted a NQSO under the Plan in May 2006 that allows him to purchase 130,000 shares of our Common Stock and vests ratably on the first five anniversaries of the grant date. The amended and restated agreement terminated in November 2010. As of December 31, 2010, the NQSO was vested and exercisable with respect to all 91,000 of the shares outstanding. All shares outstanding under the NQSO will expire on May 11, 2011. Mr. Greenfeld retired from our Board of Directors on May 4, 2010.
We granted NQSOs under the Plan to Mr. Bartfeld in December 2006 and Mr. Last in January 2007. The NQSOs vest ratably over the first four anniversaries of the grant date and allow each of them to purchase 28,000 shares of our Common Stock. All NQSOs granted to Messrs. Bartfeld and Last were fully vested as of December 31, 2010. These NQSOs were granted as special, one-time grants in consideration of their supervision and direction of the management and consulting services provided by Delek Group to us and not as compensation for their services as directors.

AUDIT COMMITTEE REPORT
Management is responsible for our system of internal controls and the overall financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
During 2010, the Audit Committee, which then included Messrs. Maslowe, Leonard and Jordá, reviewed and discussed with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2010, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure, including its internal control over financial reporting.
Mr. Zohar joined the Audit Committee on March 8, 2011. Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board of Directors that it approve the inclusion of the audited financial statements in our annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board of Directors ask the stockholders to ratify the appointment of Ernst & Young at the Annual Meeting.
Members of the Audit Committee
Philip L. Maslowe, Chairman
Charles H. Leonard
Carlos E. Jordá
Shlomo Zohar
RELATIONSHIP WITH INDEPENDENT AUDITORS
The information required by Item 9(e) of Schedule 14A is filed under Item 14 (Principal Accountant Fees and Services) of our Form 10-K and is incorporated herein by reference.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR 2011
The Audit Committee has appointed Ernst & Young LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.
We are asking you to ratify the selection of Ernst & Young as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification because we value your views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent public accounting firm.
PROPOSAL 3
ADVISORY VOTE ON THE EXECUTIVE COMPENSATION PROGRAM
FOR OUR NAMED EXECUTIVE OFFICERS
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.
We are asking our stockholders to indicate their support for the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask the stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the executive compensation program for the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, other related tables and disclosure, and narrative discussion, all as set forth under the caption “Executive Compensation” in the Proxy Statement.”
Vote Required
The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

The “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee, the Incentive Plan Committee or the Board of Directors. However, the Board and its committees value the opinions of the stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, will consider the stockholders’ concerns and the Board and its committees will evaluate whether any actions are necessary to address those concerns.
The Board of Directors recommends a vote “FOR” the approval of the above resolution.
PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION PROGRAM FOR
NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote (non-binding) on the executive compensation program for our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on our executive compensation program for our NEOs every year, once every two years, or once every three years.
After careful consideration of this proposal, the Board of Directors has determined that an advisory vote on our executive compensation program for our NEOs that occurs every three years is the most appropriate alternative based on a number of considerations, including the following:
•	Our compensation program for our NEOs is designed to motivate executives to achieve long-term business goals. A vote held every three years would be more consistent with, and provide better input on the compensation of our NEOs relative to these long-term business goals;
•	A three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and
•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our compensation strategies over time and the related business outcomes of the Company.
The Board understands that our stockholders may have different views as to what is the best approach for the Company and looks forward to hearing from stockholders as to their preferences on the frequency of an advisory vote on compensation of our NEOs.
Vote Required
The proxy card provides the stockholders with the opportunity to choose among four alternatives with respect to this proposal (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be simply voting to approve or disapprove the Board’s recommendation.
This proposal will be determined by plurality of votes cast by holders of shares entitled to vote, meaning the alternative that receives the greatest number of votes (holding the vote every one, two or three years) will be the frequency that stockholders choose. Abstentions will not be taken into account in determining the outcome of the vote. Brokers do not have discretion to vote uninstructed shares with respect to this proposal. Accordingly, if brokers do not receive voting instructions from beneficial owners of the shares, they will not be able to vote the shares and broker non-votes may occur with respect to this proposal. However, broker non-votes will not affect the outcome of the vote.
Although the vote on the frequency of the “say on pay” vote is advisory and nonbinding, the Board of Directors and its committees will take into account the outcome of the vote when considering the frequency of future advisory votes on compensation of our NEOs.
The Board of Directors recommends that you vote to hold an advisory vote on our executive compensation program for NEOs every three years.

STOCKHOLDER PROPOSALS
To be considered for inclusion in our Proxy Statement for our 2012 Annual Meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than December 3, 2011, for us to consider it for inclusion.
Stockholders who desire to present business at our 2012 Annual Meeting of stockholders, without inclusion in the Proxy Statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify our Secretary of such intent in accordance with our bylaws by writing to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. To be timely, such notice must be received not later than January 2, 2012, nor earlier than December 3, 2011, provided that if the date of the Annual Meeting is advanced more than thirty calendar days prior to or delayed by more than thirty calendar days after the anniversary of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the ninetieth calendar day prior to such Annual Meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 2.02 of our bylaws. You may obtain a copy of our bylaws by writing to our Secretary at the address above.
INCORPORATION BY REFERENCE
We have elected to “incorporate by reference” certain information into this Proxy Statement. By incorporating by reference, we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for information incorporated by reference that is superseded by information contained in this Proxy Statement. This Proxy Statement incorporates by reference information from our Form 10-K under Item 14, Principal Accounting Fees and Services. A copy of the Company’s 2010 Form 10-K has been mailed to you along with this Proxy Statement and is available free of charge on our website, which is located at http://www.DelekUS.com.

ANNUAL MEETING OF STOCKHOLDERS OF
DELEK US HOLDINGS, INC.
May 3, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê

■ 20833040000000000000 7	050311

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	Ratification of the appointment of Ernst & Young, LLP as our independent registered accounting firm for 2011:	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Erza Uzi Yemin			3.	Advisory vote on the Company’s executive compensation program for named executive officers:	☐	☐	☐
		O O O O O O O	Gabriel Last Asaf Bartfeld Aharon Kacherginski Shlomo Zohar Carlos E. Jordá Charles H. Leonard Philip L. Maslowe			Every year	Every 2 years	Every 3 years	ABSTAIN
					4.	Advisory vote on the frequency of the advisory vote on the Company’s executive compensation program for named executive officers: ☐	☐	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011, “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND “FOR” HOLDING THE VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3 AND, WITH RESPECT TO PROPOSAL 4, FOR HOLDING THE VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

					PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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DELEK US HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2011.
Ezra Uzi Yemin and Mark B. Cox and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Delek US Holdings, Inc. held of record by the undersigned on March 10, 2011, at the Annual Meeting of Stockholders to be held at 2:00 pm central time on May 3, 2011, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard in Franklin, Tennessee, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 AND 3, AND, WITH RESPECT TO PROPOSAL 4, FOR HOLDING THE VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.
(Continued and to be signed on the reverse side)

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